                                                                EXHIBIT 10.29(a)





                            NOMECO OIL & GAS CO.



                   _______________________________________





                    AMENDED AND RESTATED CREDIT AGREEMENT



                        dated as of November 1, 1993



                   _______________________________________



                          NBD BANK, N.A., as Agent

                              TABLE OF CONTENTS


Section                                                              Page
-------                                                              ----
 1.      DEFINITIONS

         1.1     Certain Definitions  . . . . . . . . . . . . . . . .  1
         1.2     Other Definitions; Rules of Construction . . . . . .  14


 2.      THE COMMITMENTS

         2.1     Revolving Credit Loans.  . . . . . . . . . . . . . .  15
         2.2     Term Loan  . . . . . . . . . . . . . . . . . . . . .  15
         2.3     Standby Letters of Credit  . . . . . . . . . . . . .  16
         2.4     Limit on Advances  . . . . . . . . . . . . . . . . .  16


 3.      THE ADVANCES

         3.1     Disbursement of Advances.  . . . . . . . . . . . . .  16
         3.2     Conditions of Advances.  . . . . . . . . . . . . . .  18
         3.3     Certification  . . . . . . . . . . . . . . . . . . .  20
         3.4     Subsequent Elections as to Loans . . . . . . . . . .  20
         3.5     Minimum Amounts; Limitation
                   on Number of Loans.  . . . . . . . . . . . . . . .  20
         3.6     Termination of Prior Loan Agreement  . . . . . . . .  20


 4.      PAYMENT AND PREPAYMENT; PARTNERSHIPS; ELECTED AVAILABLE
         PORTION; FEES; CASH COVER OF S/L/Cs; INDEMNITY

         4.1     Principal Payments.  . . . . . . . . . . . . . . . .  21
         4.2     Interest Payments  . . . . . . . . . . . . . . . . .  23
         4.3     Partnerships.  . . . . . . . . . . . . . . . . . . .  23
         4.4     Elected Available Portion  . . . . . . . . . . . . .  24
         4.5     Fees       . . . . . . . . . . . . . . . . . . . . .  24
         4.6     Cash Cover of S/L/Cs.  . . . . . . . . . . . . . . .  25
         4.7     Indemnity  . . . . . . . . . . . . . . . . . . . . .  25
         4.8     Payment Method.  . . . . . . . . . . . . . . . . . .  27
         4.9     No Setoff or Deduction.  . . . . . . . . . . . . . .  27
         4.10    Payment on Non-Business Day;
                   Payment Computations.  . . . . . . . . . . . . . .  27
         4.11    Agent's Fees.  . . . . . . . . . . . . . . . . . . .  27


Section                                                              Page
-------                                                              ----
 5.      YIELD PROTECTION AND CONTINGENCIES

         5.1     Additional Costs.  . . . . . . . . . . . . . . . . .  27
         5.2     Limitations of Requests and Elections  . . . . . . .  29
         5.3     Illegality and Impossibility.  . . . . . . . . . . .  29
         5.4     Indemnification  . . . . . . . . . . . . . . . . . .  30


 6.      REPRESENTATIONS AND WARRANTIES

         6.1     Corporate Existence and Power  . . . . . . . . . . .  30
         6.2     Corporate Authority  . . . . . . . . . . . . . . . .  30
         6.3     Binding Effect.  . . . . . . . . . . . . . . . . . .  30
         6.4     Subsidiaries.  . . . . . . . . . . . . . . . . . . .  30
         6.5     Litigation.  . . . . . . . . . . . . . . . . . . . .  31
         6.6     Financial Condition  . . . . . . . . . . . . . . . .  31
         6.7     Use of Advances  . . . . . . . . . . . . . . . . . .  31
         6.8     Consents, Etc  . . . . . . . . . . . . . . . . . . .  32
         6.9     Taxes      . . . . . . . . . . . . . . . . . . . . .  32
         6.10    Liens and Title to Properties  . . . . . . . . . . .  32
         6.11    Partnerships.  . . . . . . . . . . . . . . . . . . .  32
         6.12    ERISA    . . . . . . . . . . . . . . . . . . . . . .  33
         6.13    Disclosure . . . . . . . . . . . . . . . . . . . . .  33
         6.14    Environmental and Safety Matters.  . . . . . . . . .  33


7.       COVENANTS

         7.1     Affirmative Covenants. . . . . . . . . . . . . . . .  34
                 (a)     Preservation of Corporate
                           Existence, Etc.34
                 (b)     Compliance with Laws, Etc.   . . . . . . . .  34
                 (c)     Maintenance of Properties; Insurance   . . .  35
                 (d)     Reporting Requirements   . . . . . . . . . .  35
                 (e)     Access to Records, Books, Etc.   . . . . . .  37
                 (f)     Maintenance of Records, Books, Etc   . . . .  38
                 (g)     Change of Control.   . . . . . . . . . . . .  38
                 (h)     Additional Reserve Reports   . . . . . . . .  38
                 (i)     Prepayments.   . . . . . . . . . . . . . . .  38

Section                                                              Page
-------                                                              ----
         7.2     Negative Covenants.  . . . . . . . . . . . . . . . .  39
                 (a)     Borrowing Base   . . . . . . . . . . . . . .  39
                 (b)     Current Ratio.   . . . . . . . . . . . . . .  39
                 (c)     Total Liabilities to Tangible
                           Net Worth.   . . . . . . . . . . . . . . .  39
                 (d)     Tangible Net Worth   . . . . . . . . . . . .  39
                 (e)     Debt Service   . . . . . . . . . . . . . . .  39
                 (f)     Liens.   . . . . . . . . . . . . . . . . . .  39
                 (g)     Investments.   . . . . . . . . . . . . . . .  41
                 (h)     Disposal of Subsidiaries, Sale of
                           Assets   . . . . . . . . . . . . . . . . .  41
                 (i)     Mergers or Consolidation   . . . . . . . . .  43
                 (j)     Dividends.   . . . . . . . . . . . . . . . .  43
                 (k)     Indebtedness   . . . . . . . . . . . . . . .  43
                 (l)     Transactions with Affiliates   . . . . . . .  45


8.       DEFAULT

         8.1     Events of Default  . . . . . . . . . . . . . . . . .  45
         8.2     Remedies.  . . . . . . . . . . . . . . . . . . . . .  47


9.       THE AGENT AND THE BANKS

         9.1      Appointment of Agent  . . . . . . . . . . . . . . .  48
         9.2      Scope of Agency.  . . . . . . . . . . . . . . . . .  49
         9.3      Duties of Agent.  . . . . . . . . . . . . . . . . .  49
         9.4      Resignation of Agent  . . . . . . . . . . . . . . .  50
         9.5      Pro Rata Sharing by Banks.  . . . . . . . . . . . .  50
         9.6      Determination of Borrowing Base, Etc  . . . . . . .  50


10.      MISCELLANEOUS

         10.1     Amendments, Etc.  . . . . . . . . . . . . . . . . .  52
         10.2     Notices.  . . . . . . . . . . . . . . . . . . . . .  52
         10.3     Conduct No Waiver; Remedies Cumulative  . . . . . .  52
         10.4     Reliance on and Survival of
                    Various Provisions  . . . . . . . . . . . . . . .  53

Section                                                              Page
-------                                                              ----
         10.5    Expenses; Indemnification. . . . . . . . . . . . . .  53
         10.6    Successors and Assigns; Additional Banks . . . . . .  54
         10.7    Governing Law. . . . . . . . . . . . . . . . . . . .  57
         10.8    Table of Contents and Headings . . . . . . . . . . .  57
         10.9    Construction of Certain Provisions . . . . . . . . .  57
         10.10   Integration and Severability . . . . . . . . . . . .  57
         10.11   Interest Rate Limitation . . . . . . . . . . . . . .  58
         10.12   Confidentiality. . . . . . . . . . . . . . . . . . .  58
         10.13   Counterparts . . . . . . . . . . . . . . . . . . . .  58
         10.14   Independence of Covenants. . . . . . . . . . . . . .  59
         10.15   Jury Trial Waiver. . . . . . . . . . . . . . . . . .  59


EXHIBITS
--------

         Exhibit A       Revolving Credit Notes
         Exhibit B       S/L/C Application
         Exhibit C       Term Notes
         Exhibit D       Request for Advance
         Exhibit E       Legal Opinion
         Exhibit F       Request for Continuation or Conversion
         Exhibit G       Subsidiaries
         Exhibit H       Litigation
         Exhibit I       Tax Schedule
         Exhibit J       Environmental Matters
         Exhibit K       Certificate of Chief Financial Officer
         Exhibit L       Assignment and Acceptance
         Exhibit M       Assumption Agreement

                    AMENDED AND RESTATED CREDIT AGREEMENT



         THIS AGREEMENT, dated as of November 1, 1993, is by and among NOMECO OIL & GAS CO., a Michigan corporation, (the "Company"), the lenders party hereto from time to time (collectively, the "Banks" and individually, a "Bank") and NBD BANK, N.A., as agent for the Banks (in such capacity, the "Agent").


                                  RECITALS

         A. The Company, the Banks party thereto and NBD Bank, N.A., as Agent, entered into a Credit Agreement dated as of March 1, 1990 (as amended, the "Prior Loan Agreement").

         B. The Company desires to obtain a credit facility providing for both revolving credit loans and standby letters of credit in the aggregate principal amount of $80,000,000, with the possibility of increasing to $110,000,000 if an additional bank is added to this Agreement, to replace the credit facility and to refinance the advances outstanding under the Prior Loan Agreement and otherwise to provide funds for its corporate purposes, and the Banks are willing to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

                                  AGREEMENT

         In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree that the Prior Loan Agreement shall be amended and restated in its entirety as follows:

         SECTION 11.      Definitions

         1.1 Certain Definitions. As used herein, the following terms shall have the following respective meanings:


         "Adjusted Prime Rate" shall mean the per annum rate equal to the sum of (a) the greater of (i) the per annum rate announced by the Agent from time to time as its "prime rate", which "prime rate" may not be the lowest rate charged by the Agent to any of its customers but will be its only published prime rate, or (ii) the sum of one-half percent (1/2%) per annum plus the per annum rate established and announced by the Agent from time to time as the opening federal funds rate paid by the Agent in its regional federal funds market for overnight borrowings from other banks, all as conclusively determined in good faith by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%, plus

         (b) whichever of the following margins shall be applicable on the date of which such determination is made:

With respect to each Revolving Credit Loan....No margin, or

With respect to a Term Loan....one-half percent (1/2%) per annum.

Such Adjusted Prime Rate to change simultaneously with any change in such prime rate or federal funds rate, as the case may be.

         "Advance" shall mean any Loan and any S/L/C.

         "Advance Date" shall mean each date for the making of a Loan or the issuance of an S/L/C as specified in the notice delivered by the Company under
Section 3.1 and permitted by this Agreement.

         "Available Portion" at any time shall be the lesser of (a) the most recently determined Borrowing Base less the principal amount of the Private Placement Notes outstanding at such time, or (b) the Commitments.

         "Borrowing Base" shall mean, as of any date, the difference of:

                 (a) the present value of the Future Net Income (discounted at the Discount Rate) times a fraction determined by the Agent (or by each of the Banks as described in Section 9.6) based on the Agent's or each Bank's, as the case may be, customary and standard practices in lending to oil and gas companies generally, including without limitation their standard engineering criteria and oil and gas lending criteria (and it is acknowledged and agreed that such customary and standard practices, including without limitation such engineering criteria and oil and gas lending criteria, shall be determined by the Agent and each Bank, as the case may be, in their sole discretion, and such determination shall be conclusive and binding), minus

                 (b) an amount equal to the lesser of (i) the aggregate cumulative amount of all distributions or other payments made to the Company or any of its Subsidiaries related in any way to the Special Project Assets or any interest of the Company or any of its Subsidiaries therein to the extent such distribution or payments can be claimed by the lenders of Non-Recourse Debt to repay Non-Recourse Debt (i.e., if any distributions with respect to a Special Project Asset exceed the amount of Non-Recourse Debt related to such Special Project Asset and cannot be claimed by the lender of such Non Recourse Debt, such amount which cannot be claimed by such lender would not be included in the aggregate cumulative amount of all distributions described in this clause (i)), and (ii) the outstanding liability for principal, interest and other payments under all Non-Recourse Debt.

                 If there is any Lien on any Borrowing Base Asset then such Borrowing Base Asset shall not be included in such calculations, unless such Lien is permitted by Sections 4.3(c) or 7.2(f)(i), (ii), (iii), (iv), (v),
(vii), (viii) or (ix) hereof. Notwithstanding anything herein to the contrary, for purposes of calculating the Borrowing Base, the aggregate amount of the Borrowing Base attributable to Borrowing Base Assets owned by (i) any Foreign Restricted

Subsidiary or any Partnership of which a Foreign Restricted Subsidiary is a partner shall be limited to no more than 10% of the Borrowing Base, (ii) all Foreign Restricted Subsidiaries and all Partnerships of which a Foreign Restricted Subsidiary is a partner shall be limited in the aggregate to no more than 20% of the Borrowing Base, and (iii) any Domestic Restricted Subsidiary or any Partnership of which a Domestic Restricted Subsidiary is a partner shall be limited to no more than 20% of the Borrowing Base. Future Net Income of any Restricted Subsidiary which is not a wholly owned subsidiary of the Company shall be reduced by the percentage thereof which is not owned by the Company. The Borrowing Base shall be determined as described in Section 9.6.

         "Borrowing Base Assets" shall mean the Oil and Gas Interests and Kalkaska Assets which are included in the calculation of Net Income-Oil and Gas and Net Income-Kalkaska Plant.

         "Borrowing Base Deficiency" shall mean the condition which exists when the sum of the aggregate principal amount of the outstanding Advances plus the aggregate principal amount of the outstanding Private Placement Notes exceeds the Borrowing Base.

         "Business Day" shall mean any day other than a Saturday or Sunday or other day on which the Agent or any Bank is not open for transaction of substantially all of its banking functions.

         "Cash Flow" shall mean, for any period, the sum of net income (excluding extraordinary gains and losses and taxes associated therewith and excluding gross revenues and expenses attributable to Special Project Assets) plus, to the extent deducted in the computation of such net income, depreciation, depletion, deferred taxes, amortization of goodwill plus interest expenses (net of interest capitalized and excluding any interest payable on the Non-Recourse Debt) and plus other non-cash charges acceptable to the Majority Lenders for such period.

         "CD Interest Period" shall mean, with respect to any CD Rate Loan, the period commencing on the day such Loan is made or converted to a CD Rate Loan and ending on the date 30, 60, 90 or 120 days thereafter, as the Company may elect under Section 3.1 or 3.4, and each subsequent period commencing on the last day of the immediately preceding CD Interest Period and ending on the date 30, 60, 90 or 120 days thereafter, as the Company may elect under Section 3.4, provided, however, that (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) no CD Interest Period which would end after the maturity date of any outstanding Note shall be permitted.

         "CD Rate" shall mean, with respect to any CD Rate Loan and the related CD Interest Period, the per annum rate that is equal to the sum of:

         (a) whichever of the following margins shall be applicable on the date as of which such determination is made:

With respect to a Revolving Credit Loan....one and three-eighths percent
(1-3/8%) per annum, or

With respect to a Term Loan....one and seven-eighths percent (1-7/8%) per annum, plus

         (b) the rate obtained by dividing (i) the arithmetic mean of secondary market bid rates per annum quoted at approximately 10:00 a.m. New York time (or as soon thereafter as practicable) on the first day of the related CD Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase from the Agent at face value of negotiable certificates of deposit of the Agent with a term approximately equal to such CD Interest Period in an aggregate amount approximately equal to the related CD Rate Loan, by (ii) a number equal to 1.0 minus the stated maximum rate (expressed as a decimal) of all reserve requirements under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto (including, without limitation, any marginal, emergency, supplemental, special or other reserves), as now and from time to time hereafter in effect, applicable on the first day of the related CD Interest Period to a negotiable certificate of deposit of the Agent in excess of $100,000 and with a term approximately equal to such CD Interest Period, plus

         (c) the annual assessment rate (expressed as a percentage) estimated by the Agent on the first day of the related CD Interest Period to be payable by the Agent to the Federal Deposit Insurance Corporation (or any successor agency thereto) for such Corporation's (or such successor's) insuring negotiable certificates of deposit of the Agent in excess of $100,000 during the related CD Interest Period; all as conclusively determined by the Agent, such sum rounded up, if necessary, to the nearest whole multiple of 1/16 of 1%.

         "CD Rate Loan" shall mean any Loan which bears interest at the CD Rate.

         "Change of Control" shall have the meaning ascribed thereto in Section 7.1(g) hereof.

         "Clause B Prepayment", "Clause C Prepayment", "Clause I Prepayment" and "Clause II Prepayment" shall have the meanings ascribed thereto in Section 4.1(d)(ii) hereof.

         "CMS" shall mean CMS Energy Corporation, a Michigan corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

         "Commitments" shall mean, with respect to each Bank, the commitment of each such Bank to make Advances pursuant to Sections 2.1, 2.2 and 2.3, in amounts not exceeding in aggregate principal amount outstanding at any time the respective commitment amounts for each Bank set forth next to the name of each such Bank on the signature pages hereof or of any Bank added pursuant to
Section 10.6, with the amount as specified pursuant to the terms of Section

10.6, as such amounts may be reduced from time to time pursuant to Section 2.1 or modified pursuant to Section 10.6.

         "Company Debt" shall mean the aggregate outstanding principal amount of the Advances and the Private Placement Notes.

         "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amount signified by such term for all such Persons determined on a consolidated basis and in accordance with generally accepted accounting principles.

         "Consolidated Tangible Net Assets" shall mean the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves and less a percentage of the assets of any Restricted Subsidiary equal to the percentage of all capital stock of such Restricted Subsidiary not owned by the Company), less all goodwill and all other intangible assets of the Company and its Restricted Subsidiaries, and excluding all Special Project Assets.

         "Consumers" shall mean the Consumers Power Company, a Michigan corporation.

         "Credit" shall mean the commercial revolving credit established by
Section 2.1 hereof.

         "Current Assets" and "Current Liabilities" shall mean all assets or liabilities, respectively, which should be classified as current assets and current liabilities in accordance with generally accepted accounting principles; provided that the calculation of Current Assets shall not include receivables of the Company or any Subsidiary owing by any Related Entity or Consumers in excess of 90 days or subject to any dispute or offset or otherwise unacceptable, or advances by the Company or any Subsidiary to any Related Entity or Consumers, and Current Liabilities shall not include liabilities for deferred taxes; provided, further, that Current Assets shall not include any Special Project Assets and Current Liabilities shall not include any Non-Recourse Debt.

         "Debt" shall have the meaning ascribed thereto in the Private Placement Agreement delivered to the Banks on the Effective Date pursuant to
Section 3.2(a)(vi) hereof, without giving effect to any amendment, modification or termination after the Effective Date, including without limitation any retroactive amendment or modification, of the Private Placement Agreement.

         "Discount Rate" shall mean the discount rate determined from time to time by the Agent or, in the case of each Bank calculating the Borrowing Base pursuant to Section 9.6, by such Bank in its own calculation.

         "Dollars" and "$" shall mean the lawful money of the United States of America.

         "Domestic Subsidiary" shall mean any Subsidiary which is organized under the laws of the United States or any State or other political subdivision thereof.

         "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

         "Elected Available Portion" at any time shall be the amount of the Available Portion, which could be 100% of the Available Portion but may not exceed the Available Portion, most recently elected by the Company to be available under the Credit pursuant to Section 4.4 hereof.

         "Enterprises" shall mean CMS Enterprises Company, a Michigan corporation.

         "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with any successor statute thereto and the regulations thereunder.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which (i) together with the Company or any Significant Subsidiary, would be treated as a single employer under Section 414(b) or (c) of the Code or (ii) for purposes of liability under Section 412(C)(11) of the Code, the lien created under Section 412(n) of the Code or for a tax imposed for failure to meet minimum funding standards under Section 4971 of the Code, is a member of the same affiliated service group (within the meaning of Section 401(m) of the Code) as the Company or any Significant Subsidiary, or any other trade or business described in clause (i) above.

         "Eurodollar Business Day" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the interbank market selected by the Agent with respect to such Eurodollar Rate Loan.

         "Eurodollar Interest Period" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the date one, two, three or six calendar months thereafter, as the Company may elect under
Section 3.1 or 3.4, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the date one, two, three, or six months thereafter, as the Company may elect under
Section 3.4, provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month,
(b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period which would end after the maturity date of any outstanding Note shall be permitted.

         "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

         (a) whichever of the following margins shall be applicable on the date as of which such determination is made:

With respect to a Revolving Credit Loan....one and one-quarter (1-1/4%) per annum, or

With respect to a Term Loan....one and three-quarters percent (1-3/4%) per annum, plus

         (b) The per annum rate obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount approximately equal to the amount of such Eurodollar Rate Loan are offered to the Agent by other prime banks in the London interbank market, at approximately 11:00 a.m. London time, on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period, by (ii) a number equal to 1.0 minus the stated maximum rate (expressed as a decimal) which is in effect on such day, under any regulation of the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with deposits exceeding five billion Dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Agent to United States residents);

all as conclusively determined in good faith by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/16 of 1%.

         "Eurodollar Rate Loan" shall mean any Loan which bears interest at the Eurodollar Rate.

         "Event of Default" shall mean any of the events or conditions described in Section 8.1.

         "Expiry Date" shall mean the date occurring after the stated expiry date of an S/L/C which would provide to the Agent a reasonable time after such stated expiry date to examine any document presented pursuant to such S/L/C on such stated expiry date, and, for the purpose of this Agreement, such S/L/C shall be deemed outstanding at all times prior to and including such Expiry Date.

         "Fixed Charges" of any Person shall mean, for any period, the sum of the aggregate interest expense (excluding any interest payable on any Non-Recourse Debt) for such period plus the current maturity of long-term debt (excluding the Non-Recourse Debt) during such period plus all operating lease expenses for such period.

         "Fixed Rate Loan" shall mean any CD Rate Loan or Eurodollar Rate Loan.

         "Foreign Restricted Subsidiary" shall mean any Restricted Subsidiary which is not a Domestic Subsidiary.

         "Future Net Income" shall mean the aggregate amount of Net Income-Oil and Gas Interests and Net Income-Kalkaska Plant estimated by the Agent as of 7:00 A.M. on the date of any determination to be receivable by the Company or any Restricted Subsidiary in the future, provided that revenues, costs and expenses shall be those estimated by the Agent to be receivable or payable in the future.

         "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 6.6 hereof.

         "Guaranty" shall mean any guaranty delivered at any time pursuant to
Section 7.2(h)(ii) hereof.

         "Hydrocarbons" shall mean oil (including condensates and natural gas liquids) and natural gas.

         "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations which are secured by any lien or encumbrance existing on property owned by such Person whether or not the obligation secured thereby shall have been assumed by such Person, other than those obligations which are incurred in the ordinary course of business and are not required to be shown as a liability on a balance sheet in accordance with GAAP, (c) all obligations as lessee under any lease which, in accordance with GAAP, is or should be capitalized on the books of the lessee, (d) the deferred purchase price for goods, property or services acquired by such Person, and all obligations of such Person to purchase such goods, property or services where payment therefore is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, other than unsecured trade payables incurred in the ordinary course of business (e) all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such Person, (f) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of termination), and (g) all obligations of such person or of others for which such person is contingently liable, as guarantor, surety or in any other similar capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations.

         "Interest Payment Date" shall mean (a) with respect to any Fixed Rate Loan, the last date of each Interest Period with respect to such Fixed Rate Loan and, in the case of any Interest Period exceeding three months, each date that is three months after the first day of such Interest period, and (b) with respect to any Prime Rate Loan, the last Business Day of each month, commencing with the first such day after the Effective Date.

         "Interest Period" shall mean any CD Interest Period or any Eurodollar Interest Period.

         "Kalkaska Assets" shall mean all rights, interests and other assets owned by the Company in or relating to the, Kalkaska Processing Plant, including without limitation the right to receive revenues from such processing plant.

         "Kalkaska Processing Plant" shall mean the gas processing plant constructed by Consumers Power Company, and the lands associated therewith in
Section 31, Township 27 North, Range 7 West, Kalkaska County Michigan, along with all appurtenant facilities and including all additions and modifications thereof.

         "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

         "Lenders" shall mean the Banks and the Private Placement Noteholders.

         "Loans" shall mean the Revolving Credit Loans or the Revolving Credit Loans and the Term Loan, collectively; "Loan" shall mean either a Revolving Credit Loan or the Term Loan.

         "Major Sales Contract" shall mean, at any time, any agreement between the Company, any Restricted Subsidiary or any Partnership and any Person for the sale of Hydrocarbons if the aggregate sales of Hydrocarbons to such Person during the twelve months immediately preceding such time equals or exceeds 10% of the aggregate sales of Hydrocarbons by the Company, any Restricted Subsidiary or any Partnership during the twelve months immediately preceding such time.

         "Majority Banks" shall mean Banks holding not less than 61% of the aggregate principal amount of the Advances then outstanding (or 61% of the Commitments if no Advances are then outstanding).

         "Majority Lenders" shall mean holders of at least 75% of the liabilities of the Company under the Private Placement Notes and this Agreement, with liabilities under the Private Placement Notes being measured as the outstanding principal balance of the Private Placement Notes and liabilities under this Agreement being the greater of the Available Portion or the outstanding Advances, provided that once the Term Loan is made under this Agreement and the Commitments are terminated, the liabilities under this Agreement shall be the aggregate outstanding principal balance of the Term Loan plus the outstanding S/L/Cs. Outstanding Advances and outstanding S/L/Cs shall include, without limitation, the maximum amount that may be drawn under all outstanding S/L/Cs and all unpaid reimbursement obligations under any S/L/C.

         "Majority Private Placement Noteholders" shall mean Private Placement Noteholders holding at least 51% of the liabilities of the Company under the Private Placement Notes.

         "Maturity Date" shall mean the date three years after the Term Loan is made.

         "Multiemployer Plan" shall mean any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "Net Income-Oil and Gas Interests" shall mean the difference of (a) the aggregate of the proceeds payable to the Company and any Restricted Subsidiary or to the Company and any Restricted Subsidiary as a partner in any Partnership from the sale of Hydrocarbons attributable to Oil and Gas Interests minus (b) the aggregate of all costs and expenses incurred in connection with the production and sale of such Hydrocarbons and the generation of such revenues, including without limitation: (i) all producing and operating costs including expenses of development, extraction, treatment, maintenance, processing, handling, storage, marketing, transportation, delivery, sale and environmental remediation (if any); (ii) all taxes imposed or assessed with respect to, or measured by, or charged against or attributable to, such Hydrocarbons, including all applicable mineral, severance, ad valorem, windfall profits, and property taxes; (iii) all capital expenditures calculated in accordance with GAAP incurred in connection with such production and sales;
(iv) all royalties, overriding royalties, production payments and other burdens, charges or fees to which such Hydrocarbons and revenues may be subject which are not payable to the Company, any Restricted Subsidiary or any Partnership; and (v) any other costs, expenses or other amounts deducted by the Agent, or by each Bank in its own calculation of the Borrowing Base pursuant to
Section 9.6, in accordance with its customary and standard practices in lending to oil and gas companies.

         "Net Income-Kalkaska Plant" shall mean the difference of (a) the aggregate amount of revenues payable to the Company from the ownership interest of the Company with respect to the Kalkaska Processing Plant, minus (b) the aggregate of all costs and expenses incurred in connection with such revenues and all other amounts deductible in any manner from such revenues payable to the Company.

         "Non-Recourse Debt" shall mean any indebtedness which is described in any of the four following clauses: (a) such indebtedness is non-recourse to the Company or any of its Subsidiaries except with respect to the Special Project Assets only, and neither the Company nor any of its Subsidiaries shall have any liability whatsoever for any such indebtedness, obligations or other liabilities of any kind, whether direct or indirect, contingent or otherwise, other than recourse solely to the Special Project Assets for which such Non-Recourse Debt was incurred, (b) such indebtedness is for borrowed money incurred by NOMECO Equatorial Guinea Oil & Gas Co., which indebtedness is non-recourse to the Company or any of its Subsidiaries other than NOMECO Equatorial Guinea Oil & Gas Co., except with respect to the assets described in clause (a) of the definition of Special Project Assets, and must also be non-recourse against NOMECO Equatorial Guinea Oil & Gas Co. except with respect to such assets owned in such project, (c) such indebtedness is other non-recourse indebtedness on terms of non-recourse liability in all respects material to the Banks equivalent to the foregoing indebtedness described in clause (b) of this definition, or (d) other indebtedness which has limited recourse on terms which are approved in writing by the Majority Banks in their sole discretion.

         "Notes" shall mean the Revolving Credit Notes and the Term Notes, collectively; "Note" shall mean any Revolving Credit Note or any Term Note.

         "Oil and Gas Interests" shall mean all leasehold interests, mineral fee interests, overriding royalty and royalty interests, net revenue and net working interests and other interests in reserves of Hydrocarbons.

         "Overdue Rate" shall mean (a) in respect of principal on Prime Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Adjusted Prime Rate, (b) in respect of Fixed Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate then in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Adjusted Prime Rate and, (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Adjusted Prime Rate.

         "Partnership" shall mean the Michigan Niagaran Reef Partnership and each other partnership meeting each of the following requirements: (a) the Company or a Restricted Subsidiary is a partner of such partnership, (b) such partnership is primarily involved in oil and gas exploration, development or production, and (c) such partnership shall have been approved in writing by all Banks and the Majority Lenders, such approval to be in the sole discretion of all Banks and the Majority Lenders.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, or any other entity.

         "Plan" shall mean, with respect to any Person, any employee benefit or other plan (other than a Multiemployer Plan) maintained by such Person for its employees and covered by Title IV of ERISA or to which Section 412 of the Code applies.

         "Prepayment Date" shall have the meaning ascribed thereto in Section 4.1(d) hereof.

         "Prime Rate Loan" shall mean any Loan which bears interest at the Adjusted Prime Rate.

         "Private Placement Agreements" shall mean each Note Agreement dated as of March 1, 1990 of the Company regarding the $25,000,000 9.30% Senior Serial Notes, Series A due March 1, 1997 and $25,000,000 9.45% Senior Serial Notes, Series B due March 1, 2000, as amended or modified from time to time.

         "Private Placement Noteholders" shall mean all holders of the Private Placement Notes.

         "Private Placement Notes" shall mean the Company's senior serial notes issued pursuant to the Private Placement Agreements in the approximate original aggregate principal amount of $50,000,000.

         "Pro Rata Share" shall mean, as to obligations of the Banks, the percentage set forth opposite its name on the signature pages hereof or otherwise established pursuant to Section 10.6. As to obligations owing to the Banks, shall mean: (a) in the case of payments of principal and interest on the Loans, in an amount with respect to each Bank equal to the product of such amount received times the ratio which the outstanding principal balance of its Note or Notes bears to the outstanding principal balance of all Notes, and (b) in the case of all other amounts payable hereunder (other than as otherwise noted with respect to fees) and other amounts, in an amount with respect to each Bank equal to the product of such amount received times the ratio which the Commitment of such Bank bears to the Commitments of all Banks.

         "Related Entities" shall mean (a) each company which is wholly owned by Enterprises, CMS or any wholly owned Subsidiary thereof and which now or hereafter owns any capital stock of the Company, unless the aggregate amount of all capital stock of the Company held by all such companies is less than five (5%) percent of the voting securities of the Company, in which case no such companies shall be included in this definition of Related Entities, (b) Enterprises, and (c) CMS.

         "Reportable Event" shall mean a reportable event as described in
Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

         "Required Principal Amount of Private Placement Notes" shall mean, as of any Prepayment Date, (a) the amount by which Company Debt outstanding on such Prepayment Date, after the Clause I Prepayment, if any, the Clause II Prepayment, if any, and the Clause B Prepayment, if any, exceeds the Borrowing Base, multiplied by (b) a fraction, the numerator of which shall be the aggregate unpaid principal amount of the Private Placement Notes then outstanding on such Prepayment Date and the denominator of which shall be the aggregate unpaid principal amount of Company Debt outstanding on such Prepayment Date, after subtracting the Clause I Prepayment, if any, the Clause II Prepayment, if any, and the Clause B Prepayment, if any.

         "Restricted Subsidiary" shall mean all Subsidiaries of which 80% or more of the voting securities are owned by the Company.

         "Revolving Credit Loans" shall mean loans made by the Banks to the Company pursuant to Section 2.1.

         "Revolving Credit Notes" shall mean the promissory notes of the Company issued to the Banks in the form annexed hereto as Exhibit A, evidencing borrowings under Section 2.1 hereof, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

         "Significant Subsidiary" shall mean each Subsidiary of the Company which, at the time of determination, satisfies either of the following two conditions: (a) the total assets owned by such Subsidiary equals or exceeds an amount equal to 5% of the Tangible Net Worth of the Company, as determined in accordance with GAAP, or (b) meets the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

         "S/L/C" shall mean any Standby Letter of Credit issued by the Agent on behalf of the Banks for the account of the Company under Section 2.3 hereof.

         "S/L/C Advance" shall mean each issuance of an S/L/C under Section 2.3 hereof.

         "S/L/C Application" shall mean each Standby Letter of Credit Application and Reimbursement Agreement delivered by the Company to the Agent pursuant to Section 2.3, in the form of Exhibit B hereto or other form then in use by the Agent and agreed upon between the Agent and the Company.

         "Special Project Assets" shall mean (a) all assets owned by the Company or any of its Subsidiaries in the project involving development of the Alba Gas-Condensate Field located offshore Bioco Island, Republic of Equatorial Guinea, which project is further described in the Equatorial Guinea project financing outline distributed to the Banks, including any production sharing contract regarding such project and any proceeds thereof, and (b) all assets and proceeds thereof owned by any Subsidiary of the Company formed or maintained specifically for a project for Hydrocarbon exploration, development, production, processing, refining and/or other industrial use of Hydrocarbons, which Subsidiary is formed or maintained solely to own such assets (and no other assets) and, after the date hereof, seeks non-recourse financing for such project, provided that the terms of non-recourse liability of the financing for such project are in all respects material to the Banks structured similarly to those of the project described in clause (a).

         "Subordinated Debt" shall mean any Indebtedness for borrowed money of the Company received after the Effective Date which (a) is expressly subordinate and junior in right and priority of payment to the Loans and other Indebtedness of the Company to the Agent and the Banks in manner and by written subordination agreement satisfactory to all Banks and the Majority Lenders and
(b) also constitutes Subordinated Debt as defined in the Private Placement Agreements, so long as the Private Placement Agreements remain in effect.

         "Subsidiary" shall mean each Partnership and any corporation (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company or by one or more of the other Subsidiaries of the Company or by any combination thereof.

         "Tangible Net Worth" of any Person shall mean, as of any date, (a) the amount of any capital stock or similar ownership liability plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person, less (b) the net book value of all items of the following character which are included in the assets of such
Person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) stock discount and expense, (v) patents, trademarks, trade names and copyrights, (vi) treasury stock, (vii) deferred taxes and deferred charges, (viii) franchises, licenses and permits, and (ix) other assets which are deemed intangible assets under GAAP; provided, that such calculation of Tangible Net Worth under this definition shall not include receivables of such Person which are owing by any Related Entity or Consumers in excess of 90 days or subject to any dispute or offset or otherwise unacceptable, or advances by such Person to any Related Entity or Consumers; provided, however, that such calculation of Tangible Net Worth under this definition shall not include any Special Project Assets or any Non-Recourse Debt.

         "Term Loan" shall mean the term loan made by the Banks to the Company pursuant to Section 2.2.

         "Term Notes" shall mean the promissory notes of the Company issued to the Banks in the form annexed hereto as Exhibit C evidencing borrowings under
Section 2.2 hereof, as
amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement thereof.

         "Termination Date" shall mean the earlier to occur of (a) the date three years after the Effective Date and (b) the date on which the Commitments shall be terminated pursuant to Section 2.1 or 8.2.

         "Total Liabilities" of any Person shall mean, as of any date, all obligations which, in accordance with GAAP, are or should be classified as liabilities on a balance sheet of such Person; provided, however, that (a) items properly classified as deferred credits and reserves on the Company's balance sheet shall not be classified as liabilities for purposes of this definition, (b) items which may be classified as long-term liabilities on a balance sheet as a result of the implementation of Statement of Financial Accounting Standards No. 106 issued by the Financial Accounting Standards Board shall not be classified as liabilities for purposes of this definition, provided that any such liabilities shall not be required to be funded in any manner different from the method of their current funding, and (c) Non-Recourse Debt shall be excluded from the calculation of Total Liabilities.

         1.2 Other Definitions; Rules of Construction. As used herein, the terms "Agent," "Bank," "Company," "Prior Loan Agreement," and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement.


         SECTION 2.       The Commitments.

         2.1 Revolving Credit Loans. Each Bank agrees, for itself only, to lend and to relend, subject to the terms and conditions herein set forth, to the Company at any time and from time to time from the Effective Date hereof until the Termination Date amounts equal to such Bank's Pro Rata Share of such aggregate amounts as the Company may from time to time request, provided that no Advance may be made if the aggregate outstanding amount of all Advances would exceed the amount of the Available Portion. Each borrowing or reborrowing made hereunder shall be evidenced by the Revolving Credit Notes, which shall be in the form of Exhibit A hereto and shall mature and bear interest as set forth in Section 4 hereof and in such Revolving Credit Notes. On the Effective Date, the Company shall issue and deliver to each Bank a Revolving Credit Note in the principal amount of such Banks' Commitment for the period beginning on the Effective Date in substitution for the promissory notes previously issued under the Prior Loan Agreement. Each Bank is hereby authorized by the Company to note on the schedule or other records attached to such Revolving Credit Note, or elsewhere on such Bank's books and records, the date, the amount of each Revolving Credit Loan, the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule shall constitute prima facie evidence of the information so noted, provided that failure of any Bank to make any such notation shall not relieve the Company of its obligations to repay the outstanding principal amount of the Revolving Credit Loans, or accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Revolving Credit Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow, prepay pursuant to
Section 4.1(c) and reborrow under this Section 2.1. The Company shall have the right to terminate or reduce the Commitments at any time and from time to time, provided that (a) the Company shall give notice of such termination or reduction to the Agent specifying the amount and effective date thereof, (b) each partial reduction of the Commitments shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 and shall reduce the Commitments of all of the Banks proportionally in accordance with the respective Commitment amounts of each such Bank, (c) no such termination or reduction, either in whole or part and including without limitation any termination, shall be permitted with respect to any portion of the Commitments as to which a request for an Advance is then pending, (d) the Commitments may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Advances then outstanding, for the benefit of Banks and (e) each reduction shall be accompanied by a payment to the Agent, for its account and the account of the Banks, of an amount equal to one-quarter of one percent (1/4%) of such reduction, payable upon the effective date of such reduction provided that any termination in total of the Commitments occurring two years after the Effective Date and any such reduction which occurs due to any Bank's election to be prepaid under Section 7.1(g) hereof after the occurrence of a Change of Control shall not be subject to the payment specified in this clause (e). The Commitments or any portion thereof so terminated or reduced may not be reinstated.

         2.2 Term Loan. Each Bank further agrees, for itself only, to lend, subject to the terms and conditions set forth herein, its Pro Rata Share of a single Term Loan on the Termination Date, to the Company in an aggregate amount not to exceed the Available Portion; provided, however, that a portion of the proceeds of such Term Loan equal to the principal amount of all S/L/Cs outstanding and not cash collateralized pursuant to Section 4.6 hereof on the Termination Date shall be deposited on the Termination Date with the Agent to cash collateralize all such S/L/Cs pursuant to Section 4.6. The borrowings under this Section 2.2 shall be evidenced by the Term Notes in the form annexed hereto as Exhibit C, dated the date of the borrowings and maturing and bearing interest as provided in said Exhibit C and Section 4.1. At the time of execution and delivery of the Term Notes, the Credit shall be terminated, and may not be reinstated, and the Revolving Credit Notes shall thereupon mature and shall be paid and discharged by surrender against the proceeds of the Term Notes and payment by the Company of any excess of the outstanding principal balance and accrued interest of the Revolving Credit Notes over the principal amount of the Term Notes.

         2.3 Standby Letters of Credit. The Agent further agrees to issue S/L/C's for the account of the Company, and each Bank agrees to participate in such S/L/C's in accordance with its Pro Rata Share, provided that all S/L/C Advances under this Section 2.3 shall be in amounts of not less than $100,000, the aggregate of all S/L/C Advances, when issued and added to all other Advances, shall not exceed the Available Portion, and shall have an Expiry Date not later than the Maturity Date; provided, however, that the aggregate amount of all S/L/C Advances shall not exceed 45.4545% of the Commitments. Each S/L/C shall be in conformity with the provisions of the S/L/C Application delivered by the Company to the Agent pursuant to Section 3.1 and subject to the conditions described in the S/L/C and the S/L/C Application. S/L/Cs shall only be issued for the account of the Company and only for purposes occurring in the ordinary course of business of the Company, and shall not be issued to guarantee any indebtedness of any Person other than the Company or any Subsidiary. Any S/L/C issued by the Agent for the Company outstanding as of the Effective Date shall be considered an Advance under this Agreement. For purposes of this Agreement, an S/L/C Advance shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn and not drawn under the related S/L/C on or after the date of determination and on or before the stated Expiry Date thereof plus the amount of any draws under the related S/L/C which have not been reimbursed.

         2.4 Limit on Advances. Notwithstanding anything herein to the contrary (other than provisions of Section 3.1(a) permitting Revolving Credit Loans to be automatically made in the amount of any reimbursement obligation under an S/L/C), the Company shall not be entitled to obtain, and the Banks shall not be obligated to make, any Advance if on the proposed Advance Date the principal amount of such Advance, when added to the aggregate amount of all Advances then outstanding, would exceed the Available Portion.


         SECTION 3.       The Advances

         3.1 Disbursement of Advances. (a) The Company shall give notice to the Agent of each requested Advance in substantially the form of Exhibit D hereto, which notice shall be received by the Agent not later than 11:00 A.M. (Detroit time) (a) three Eurodollar Business Days prior to the proposed Advance Date in the case of any Eurodollar Rate Loan, (b) one Business Day prior to the proposed Advance Date in the case of all other Loans and (c) three Business Days prior to the Advance Date in the case of an S/L/C Advance, which notice shall specify whether a CD Rate Loan, Eurodollar Rate Loan, Prime Rate Loan or S/L/C Advance is requested and, in the case of each Fixed Rate Loan, the Interest Period to be initially applicable to such Loan. Each such notice shall be irrevocable and binding on the Company. The Agent shall provide notice of such requested Advance to each Bank on the same Business Day such notice is received from the Company and the Agent shall provide notice to such Bank on each date on which it honors a draft under any S/L/C, specifying the amount of such draft and any cost and expenses related thereto. If an S/L/C is requested, the Company shall deliver together with such notice a fully completed S/L/C Application with respect to such S/L/C. All obligations of the Company arising under any S/L/C Application shall be deemed obligations of the Company under this Agreement. The Agent will give each Bank oral notice (to be confirmed promptly in writing) on each day on which it honors a draft to it under any S/L/C, specifying the amount of such draft. Notwithstanding anything in any S/L/C Application to the contrary, unless the Company shall have made full payment (which shall include withdrawals from deposits of cash cover for any S/L/C) to the Agent on the day of any draw under any S/L/C, the Company, the Agent and the Banks agree that the obligation of the Company to reimburse the Agent in respect of amounts drawn under any S/L/C (and any costs and expenses related thereto) shall be satisfied, on the date due, by disbursement of a Revolving Credit Loan bearing interest at the Adjusted Prime Rate in the amount to be so reimbursed. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth herein.

         (b) Subject to the terms and conditions of this Agreement, the proceeds of such requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, on the Advance Date for such Loan in an account maintained and designated by the Company at the principal office of the Agent and in the case of an S/L/C Advance, by delivery of the S/L/C to the Company or the beneficiary under such S/L/C, provided, however, that disbursements of Revolving Credit Loans made pursuant to the last sentence of Section 3.1(a) shall be made directly from each Bank in respect of the reimbursement and related obligations of the Company. Each Bank, on the Advance Date of each such Loan shall make its Pro Rata Share of such Loan available in immediately available funds at the principal office of the Agent for disbursement to the Company. Unless the Agent shall have received notice from any Bank prior to the date of any requested Loan under this Section 3.1 that such Bank will not make available to the Agent such Bank's Pro Rata Share, the Agent may assume that such Bank has made such share available to the Agent on the Advance Date of such Loan in accordance with this
Section 3.1(b). If and to the extent such Bank shall not have so made such Pro Rata Share available to the Agent, the Agent may (but shall not be obligated, except as required under any S/L/C, to) make such amount available to the Company on the relevant Advance Date in the case of a Loan and to the beneficiary in the case of a draw under an S/L/C, and such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company or such beneficiary by the Agent until the date such amount is paid to the Agent, at a rate per annum equal to the rate at which overnight borrowings are available to the Agent from other banks in its regional federal funds market. If such Bank shall pay to the Agent such amount, such amount so paid shall constitute a Loan by such Bank as a part of such borrowing for purposes of this Agreement. The failure of any Bank to make its Pro Rata Share of any such Loan available to the Agent shall not relieve any other Bank of its obligations to make available its Pro Rata Share of such Loan on the Advance Date of such Loan, but no Bank shall be responsible for failure of any other Bank to make such Pro Rata Share available to the Agent on the Advance Date of any such Loan.

         3.2 Conditions of Advances. The Banks shall not be obligated to make any Advance hereunder at any time unless:

                 (a) Prior to or simultaneously with the first Advance hereunder, there shall have been delivered to each Bank the following documents, in form and substance satisfactory to the Agent:

                          (i) the favorable opinion of William H. Stephens, III, Vice President-Land and Legal of the Company, in the form of Exhibit E hereto;

                          (ii) certified copies of such corporate documents of the Company, including (A) certificates of recent date of the appropriate authority or official of the Company's state of incorporation listing all charter documents of the Company on file in that office and certifying as to the good standing and corporate existence of the Company together with copies of such charter documents of the Company certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company, (B) copies of the by-laws of the Company, together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement, the Notes and any S/L/C Application and the consummation by the Company of the transactions contemplated hereby, each certified as true and correct as of the Effective Date by a duly authorized officer of the Company, and (C) certificates of incumbency of the Company containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement, the Notes and any S/L/C Application, and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

                          (iii) the Revolving Credit Notes duly executed on behalf of the Company;

                          (iv) copies of all Major Sales Contracts in effect on the Effective Date, certified as true and correct by the Company;

                          (v) payment in full of all liabilities of the Company pursuant to the Prior Loan Agreement, provided that it is acknowledged and agreed that all outstanding letters of credit issued by the Agent for the account of the Company, whether pursuant to the Prior Loan Agreement or otherwise, do not need to be terminated or replaced, but instead shall be deemed S/L/Cs outstanding under this Agreement;

                          (vi) an amendment to the Private Placement Agreement executed by all parties thereto, in form and substance satisfactory to the Majority

                 Banks, which amendment shall consent to the terms and provisions of this Agreement and contain such other provisions as may be required by the Majority Banks;

                          (vii) copies of each Private Placement Agreement and all agreements, instruments and other documents executed pursuant thereto, including without limitation all amendments or modifications to any of the foregoing, certified as true and correct by the Company; and

                          (viii)  such other agreements, documents and
                 certificates as reasonably requested by the Majority Banks.

         (b) The aggregate outstanding principal amount of all such Advances, after giving effect to the proposed Advance, does not exceed the Available Portion based on the most recently determined Borrowing Base.

         (c) On and as of the date of each such Advance, the representations and warranties contained in Section 6 hereof, except for
Section 6.5, shall be true and correct as if made on such date; provided, however, that for purposes of this Section 3.2(c) the representations and warranties contained in Section 6.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 7.1(d)(ii) and (iii) except for the representation and warranty contained in the last sentence of Section 6.6 hereof which shall be deemed made with respect to the date of the most recent financial statements delivered pursuant to Section 7.1(d)(iii); provided, further, that for purposes of this Section 3.2(c) the representations and warranties contained in the first sentence of Section 6.4 hereof shall be deemed made with respect to the most recent listing of Subsidiaries of the Company delivered by the Company to the Banks and in Section 6.14 hereof shall be deemed made with respect to the most recent Exhibit J delivered by the Company to the Banks.

         (d) No Event of Default and no event which might become such an Event of Default with notice or lapse of time, or both, has occurred and is continuing or will exist upon the disbursement of such Advance.

         (e) On and as of the date of each such Advance, there are no actions, suits or proceedings pending (other than those listed on Exhibit H hereto) or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Significant Subsidiaries before or by any court, governmental authority, or arbitrator which, if adversely decided might result, either individually or collectively, in any material adverse change in the business, property, operations or conditions, financial or otherwise, of the Company or any of its Significant Subsidiaries, and to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

         (f) The Company shall have submitted a request pursuant to Section 3.1(a) hereof and, if an S/L/C is requested, shall have paid the fee required by Section 4.5(d) hereof and delivered an appropriately completed S/L/C Application.

         3.3 Certification. Acceptance of the proceeds of any Advance hereunder by the Company shall be deemed to be a certification by the Company at such time with respect to the matters set forth in subparagraphs (c), (d) and (e) of Section 3.2.

         3.4 Subsequent Elections as to Loans. The Company may elect to continue a Fixed Rate Loan of one type as a Fixed Rate Loan of the then existing type or may elect to convert a Fixed Rate Loan of one type to a Loan of another type by giving notice thereof to the Agent in substantially the form of Exhibit F hereto not later than 11:00 a.m. Detroit time three Eurodollar Business Days prior to the date any such continuation of or conversion to a Eurodollar Rate Loan is to be effective and not later than 11:00 a.m. Detroit time one Business Day prior to the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Eurodollar Rate Loan or a CD Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. If the Company shall fail to deliver timely such a notice with respect to any outstanding Fixed Rate Loan, the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect to such Loan.

         3.5 Minimum Amounts; Limitation on Number of Loans. Except for conversions or payments required pursuant to Section 5.3, each Loan and each conversion thereof shall be in a minimum amount of $100,000 and in integral multiples of $100,000 in the case of any Prime Rate Loan and in a minimum amount of $500,000 or a larger integral multiple of $100,000 in the case of any Fixed Rate Loan. The aggregate number of Fixed Rate Loans outstanding at any one time under this Agreement may not exceed three.

         3.6 Termination of Prior Loan Agreement. Subject to the satisfaction of the conditions described in Section 3.2(a), the Prior Loan Agreement is hereby terminated.


         SECTION 4.       Payment and Prepayment; Partnerships;
                          Elected Available Portion; Fees; Cash
                          Cover of S/L/C's; Indemnity


         4.1     Principal Payments.

         (a) Unless earlier payment is required under this Agreement, the Company shall pay the outstanding principal amount of, and all accrued interest on, the Revolving Credit Loans on the Termination Date.

         (b) Unless earlier payment is required under the terms of this Agreement, the principal amount of the Term Loan shall be payable in thirty-six monthly installments each in an amount equal to one-thirty-sixth (1/36) of the initial principal amount of the Term Loan, payable the last Business Day of the first full month ending after the Termination Date and on the last Business Day of each month thereafter to and including the Maturity Date, when the entire outstanding principal amount of, and all accrued interest on, the Term Loan shall be due and payable.

         (c) The Company may from time to time prepay all or a portion of the Loans without premium or penalty, provided, however, that (i) the Company shall have given not less than one Business Day's prior written notice thereof to the Agent, (ii) each such prepayment shall be in an integral multiple of $50,000, (iii) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to any Fixed Rate Loan is pending pursuant to Section 3.4, (iv) unless earlier payment is required under this Agreement, any Fixed Rate Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan, and (v) all such prepayments on the Term Notes shall be applied to installments of principal thereon in the inverse order of their maturities.

         (d) On or prior to the 45th consecutive day after the Company receives notice from the Agent that a Borrowing Base Deficiency existed (the "Prepayment Date"), the Company shall:

                 (i) if no Private Placement Notes are outstanding on such date, prepay the principal amount of outstanding Advances which exceeds the most recently determined Borrowing Base; or

                 (ii) if the Private Placement Notes are outstanding on such date, prepay outstanding Company Debt in the following manner:

         (A) First, only in the event that on the Prepayment Date (1) the difference between (x) the aggregate unpaid principal amount of all Debt then outstanding minus (y) the aggregate unpaid principal amount of all Subordinated Debt then outstanding is greater than $200,000,000 and (2) the aggregate unpaid principal amount of Company Debt outstanding on such day exceeds 130% of the Borrowing Base.

                 I. (together with the Clause II Prepayment) a principal amount of the Advances outstanding on such day which is equal to the amount by which Company Debt outstanding on such day exceeds 115% of the Borrowing Base, multiplied by a fraction, the numerator of which shall be the aggregate unpaid principal amount of Advances, and the denominator of which shall be the aggregate unpaid principal amount of Company Debt, in each case outstanding on such day (the "Clause I Prepayment"), plus

                 II. (together with the Clause I Prepayment) pro rata to the holders of the Private Placement Notes a principal amount of Private Placement Notes outstanding on such day which is equal to the amount by which Company Debt outstanding on such day exceeds 115% of the Borrowing Base, multiplied by a fraction, the numerator of which shall be the aggregate unpaid principal amount of the Private Placement Notes then outstanding on such day and the denominator of which shall be the aggregate unpaid principal amount of Company Debt outstanding on such day (the "Clause II Prepayment"), plus

         (B) Second, the lesser of (1) the principal amount, if any, of Advances outstanding on such day after the Clause I Prepayment, if any, or (2) the principal amount of Advances outstanding on such day after the Clause I Prepayment, if any, which exceeds 125% of the aggregate principal amount of the outstanding Private Placement Notes after the Clause II Prepayment, if any (the "Clause B Prepayment"), plus

         (C) Third (together with the Clause D Prepayment), a principal amount of Advances outstanding on such day after the Clause I Prepayment, if any, and the Clause B Prepayment, if any, which is equal to the lesser of (1) the principal amount of Advances outstanding on such day after the Clause I Prepayment, if any, and the Clause B Prepayment, if any, or (2) the amount by which Company Debt outstanding on such day after the Clause I Prepayment, if any, the Clause II Prepayment, if any, and the Clause B Prepayment, if any, exceeds such Borrowing Base, multiplied by a fraction, the numerator of which shall be the principal amount of Advances, and the denominator of which shall be the principal amount of Company Debt, in each case outstanding on such day after the Clause I Prepayment, if any, the Clause II Prepayment, if any, and the Clause B Prepayment, if any (the "Clause C Prepayment"), plus

         (D) Third (together with the Clause C Prepayment), the Required Principal Amount of Private Placement Notes pro rata to the holders of Private Placement Notes which have given written notice to the Company at least five days prior to the Prepayment Date that they accept the offer of the Company to prepay Private Placement Notes pursuant to the Company {2.4 Notice, as that term is currently defined in Section 2.4(a) of the form of Private Placement Agreement that has been delivered to the Banks on the Effective Date pursuant to Section 3.2(a)(vi) without giving effect to any amendments or modifications thereto (the "Clause D Prepayment"), plus

         (E) Fourth, a principal amount of Advances outstanding on such day after the Clause I Prepayment, if any, the Clause B Prepayment, if any, and the Clause C Prepayment, which is equal to the lesser of (1) the principal amount of Advances outstanding on such day after the Clause I Prepayment, if any, the Clause B Prepayment, if any, and the Clause C Prepayment, or (2) the amount by which such Borrowing Base is less than Company Debt outstanding on such day after subtracting from such Company Debt the Clause I Prepayment, if any, the Clause II Prepayment, if any, the Clause B Prepayment, if any, the Clause C Prepayment and the Clause D Prepayment.

         4.2 Interest Payments. The Company shall pay interest to the Banks on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

         (a) During such periods that such Loan is a Prime Rate Loan, the Adjusted Prime Rate.

         (b) During such periods that such Loan is a CD Rate Loan, the CD Rate applicable to such Loan for each related CD Interest Period.

         (c) During such periods that such Loan is a Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.

         (d) Notwithstanding the foregoing paragraphs (a) through (c), the Company hereby agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount of any loan and any other amount payable by the Company hereunder (other than interest) upon and during the continuance of any Event of Default.

         4.3 Partnerships. It is expressly understood that if any of the following events or conditions shall have occurred with respect to any Partnership, all Net Income-Oil and Gas Interests attributable to the interests of the Company or any Subsidiary in such Partnership shall be excluded from the calculation of the Borrowing Base:

         (a) such Partnership shall make or permit to remain outstanding, loans, advances (except advances in the form of payments to third parties made on behalf of such Partnership in the ordinary course of the business of such Partnership), or other extensions of credit to, or become or remain a guarantor or surety or pledge its credit or become liable in any manner (except by endorsement of negotiable instruments for deposit in the ordinary course of business) on undertakings of any other Person, firm, corporation or other entity;

         (b) such Partnership shall incur or permit to remain outstanding any indebtedness for borrowed money or any other liability of any nature whatsoever, other than current accounts and other obligations payable incurred in the ordinary course of the business of such Partnership;

         (c) such Partnership shall permit any Lien to exist on any of the assets of such Partnership other than (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records,
(ii) Liens created in connection with workmen's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of business (iii) construction liens, mechanics liens and liens pursuant to M.C.L.A. 570.251 or statutes of other jurisdictions similar to M.C.L.A. 570.251 created in the ordinary course of business if (x) payment of the obligation secured thereby is not yet due, (y) such obligation is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, or
(z) as to all amounts of the obligations secured by such Liens which are in default, such amount in the aggregate is not material and (iv) operator or non-operator liens created, incurred or suffered to exist in the ordinary course of the business of such Partnership if payment of the obligation secured thereby is not yet due or such obligation is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

         (d) the agreement forming such Partnership or any other organizational document of such Partnership shall be amended or any waiver or consent in connection therewith shall have been granted which shall adversely affect the Company's and its Restricted Subsidiary's aggregate interest in such partnership; and

         (e) any material adverse change in the business, properties, operations or conditions, financial or otherwise, of such Partnership shall occur, or any event or condition shall occur which could be the basis for the termination, liquidation, winding-up or dissolution of such Partnership, or any default by such Partnership or any partner thereof shall occur under the partnership agreement or other organizational documents of such Partnership (including without limitation any event of a nature described in Section 8.1(h) hereof).

         4.4 Elected Available Portion. The Company shall elect in writing to the Banks the Elected Available Portion on the following dates: (a) the Effective Date, and (b) within five Business Days after receipt by the Company of each Borrowing Base determination. Each such election pursuant to the preceding sentence shall remain in effect from the date of such election until the date of the next available election. If the Company fails to make any such election, the Elected Available Portion shall be an amount equal to the Available Portion. Notwithstanding anything herein to the contrary, the Elected Available Portion shall not be less than the difference between the Borrowing Base minus the principal amount outstanding of the Private Placement Notes. If any Advance causes the total outstanding Advances (including such Advance) at any time to exceed the Elected Available Portion, the Elected Available Portion automatically shall be increased thereafter by such excess.

         4.5 Fees. (a) The Company agrees to pay to the Agent, for the pro rata account of the Banks, a commitment fee computed at the rate of three-eighths of one percent (3/8%) per annum on the amount by which the Elected Available Portion (without giving effect to any reduction therein caused by the Borrowing Base limitations) exceeds the aggregate outstanding principal amount of the Loans, for the period from the Effective Date until the Termination Date or the earlier termination of the Credit. Said fee shall be paid quarterly, on the last day of each March, June, September and December commencing on the first such date after the Effective Date, and the date of each reduction or termination of the Credit, for the preceding period for which such fee has not been paid.

         (b) If any Advance causes the aggregate outstanding Advances, including such Advance, at any time to exceed the Elected Available Portion, the Company shall pay an additional fee to the Agent, for its account and the account of the Banks, on the date of such Advance equal to three-eighths of one percent (3/8%) per annum, computed for the period from and including the date of the most recent election by the Company of the Elected Available Portion under Section 4.4 hereof to and including the date of such Advance, of the amount of such excess.

         (c) The Company agrees to pay to the Agent a fee computed at the rate of one and one-quarter of one percent (1-1/4%) per annum (with the Agent retaining for its own account one-quarter of one percent per annum of such fee, and with the remainder of such fee being paid to the Banks according to their Pro Rata Share) of the maximum amount available to be drawn from time to time under each S/L/C for a period from and including the date of the issuance of such S/L/C to and including the Stated Expiry Date of such S/L/C. Such fee shall be payable annually in advance on or before the date of the issuance of each S/L/C and on each anniversary thereof if such S/L/C is then outstanding. Such fees are non-refundable and the Company shall not be entitled to any rebate of any portion thereof if such S/L/C does not remain outstanding through the end of the annual or shorter period for which such fee was paid. Notwithstanding the foregoing, it is understood that if the period from and including the date of the issuance of an S/L/C to and including the Stated Expiry Date of such S/L/C is less than one year, the fee payable hereunder will be payable for the period of time during which such S/L/C may be outstanding and not payable for a one year period. The Company further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such S/L/C or otherwise payable pursuant to the S/L/C Application and related documentation under which such S/L/C is issued.

         4.6 Cash Cover of S/L/Cs. The Company may reduce all or any part of the outstanding S/L/C Advances (provided that such reduction is in a minimum amount of $100,000 and in a whole multiple of $100,000) prior to any Expiry Date with respect to any S/L/C by the provision of cash cover in a manner satisfactory to the Banks to meet the maximum contingent obligations of the Banks under such S/L/C. Upon the delivery of such cash cover to the Agent, the Banks shall have a lien thereon and a security interest therein and in all interest and other proceeds thereof to secure the obligations of the Company to the Banks in connection with this Agreement, and the Company shall provide to the Banks such evidence as the Banks may request to establish the legality, validity and enforceability of such lien and security interest. The Agent agrees to deposit such cash cover in an interest bearing account at the main office of the Agent or in an investment acceptable to the Agent. The amount of such S/L/C Advance shall be reduced by the amount of cash cover deposited. If the Company shall have so provided to the Banks cash cover for any S/L/C, the Banks shall make available to the Company promptly after the Expiry Date of such S/L/C the amount of any such cash cover and interest thereon in excess of amounts thereof required by the Banks and the Agent, if any, to satisfy and pay any obligations of the Company to the Banks then due and payable.

         4.7 Indemnity. The Company assumes all risks of the acts or omissions of any beneficiary under any S/L/C issued pursuant to this Agreement with respect to the use by such beneficiary of such S/L/C. In addition to all undertakings and indemnities of the Company contained in the S/L/C Applications delivered by the Company to the Agent pursuant to Section 3.1, the Company acknowledges that neither the Banks, the Agent nor any of their officers or directors shall be liable or responsible for (i) the use which may be made of any S/L/C or for any acts or omissions of any beneficiary in connection therewith, (ii) the validity, sufficiency or genuineness of any documents delivered in connection with any S/L/C, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, or (iii) any other circumstances whatsoever in connection with honoring or dishonoring any S/L/C, except that the Company shall have a claim against the Agent, and the Agent shall be liable to the Company, to the extent, but only to the extent, of any direct damages suffered by the Company which the Company proves were caused by the Agent's wrongful dishonor of a draft under any S/L/C after presentation to the Agent by the beneficiary thereunder of documents strictly complying with the terms and conditions of such S/L/C or by the Agent's wrongful honor of a draft under any S/L/C after presentation to the Agent by the beneficiary thereunder of documents not substantially complying with the terms and conditions of such S/L/C, but in no event shall the Banks or the Agent be liable for any special, punitive, exemplary or consequential damages. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation regardless of any notice or information to the contrary. The Company hereby indemnifies the Banks and the Agent and agrees to keep the Banks and the Agent at all times indemnified against all liabilities which the Banks may incur or which may be claimed against any Bank or the Agent by any Person or entity by reason of or relating to any matters arising in connection with any S/L/C or any of the transactions contemplated thereby, provided, however, that the Company shall not be required to so indemnify any Bank or the Agent for any such liabilities or claims to the extent, but only to the extent, caused by such Bank's or the Agent's gross negligence or willful misconduct under this Agreement. If any law, rule, regulation, directive or request of general applicability, or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof (whether or not having the force of law), shall either (i) impose, modify or deem applicable any taxation, reserve, special deposit or any other requirement or condition with respect to S/L/Cs issued hereunder (including without limitation the imposition of any reserve requirement by the Federal Deposit Insurance Corporation in respect of any S/L/C), or (ii) impose on any Bank any other requirement or condition regarding this Agreement or its S/L/C issued hereunder or any of the transactions contemplated hereby, and as a result of any such event, or by reason of such Bank's compliance therewith, the cost to such Bank of issuing or maintaining its S/L/C or related obligation, or its participation in related obligations of the Company, or engaging in any of the transactions contemplated hereby shall be increased, then, upon demand by such Bank, the Company agrees to pay immediately to such Bank, from time to time, additional amounts which shall be sufficient to compensate such Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the Overdue Rate, provided, however, that any such claims shall not duplicate any claims under Section 5.1. Such amounts shall be due and payable on the Business Day following presentation to the Company by such Bank of a certificate as to such increased cost incurred by such Bank, prepared by such

Bank and showing the calculation of such cost in reasonable detail, which calculation shall be conclusive absent manifest error in computation.

         4.8 Payment Method. All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to the Agent at its address set forth in Section 10.2 not later than 11:00 a.m. Detroit time on the date on which such payment shall become due. Payments received after 11:00 a.m. Detroit time shall be deemed to be payments made prior to 11:00 a.m. Detroit time on the next succeeding Business Day. At the time of making each such payment, the Company shall specify to the Agent that obligation of the Company hereunder to which such payment is to be applied, or, in the event that the Company fails to so specify or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion. On the day such payments are received, the Agent shall remit to the Banks their respective Pro Rata Shares of such payments, in immediately available funds.

         4.9 No Setoff or Deduction. All payments of principal of and interest on the Advances and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

         4.10 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Advance outstanding hereunder or any other amount due hereunder, becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

         4.11 Agent's Fees. The Company agrees to pay to the Agent agency, engineering, closing and servicing fees for its services under this Agreement in such amounts as may from time to time be agreed upon by the Company and the Agent. Notwithstanding anything herein to the contrary, unless otherwise agreed to by the Agent, such fees shall be retained solely by the Agent.


         SECTION 5.       Yield Protection and Contingencies

         5.1 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to any Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of any Bank by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which such Bank has its principal office), or (ii) shall impose, modify or deem applicable any risk-based capital, reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by such Bank, or (iii) shall impose any other condition with respect to this Agreement, the Notes or the Advances, and the result of any of the foregoing is to increase the cost to any Bank of making or maintaining any Fixed Rate Loan or to reduce the amount of any such receivable by such Bank thereon, then the Company shall pay to such Bank, from time to time, upon request by such Bank additional amounts sufficient to compensate such Bank for such increased cost or reduced sum receivable to the extent such Bank is not compensated therefor in the computation of the interest rate applicable to such Fixed Rate Loan. All claims under this Section 5.1(a) and under Section 5.1(b) shall not duplicate any claims under Section 4.7. A detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. The Banks agree that such costs under this Section 5.1(a) and the compensation requested under Section 5.1(b) shall
(i) not be requested if they are not requested of other borrowers similar to the Company, provided that the Banks' determination of similar borrowers shall be conclusive and binding, and (ii) only be charged when actually incurred by any Bank, and if any Bank is refunded such costs after charging the Company for such costs, then such Bank shall refund to the Company such costs to the extent such Bank receives a refund, net of any costs or expenses incurred in pursuing such refund.

         (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by such Bank or the Agent or any corporation controlling such Bank or the Agent and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's or the Agent's capital as a consequence of its obligations hereunder to a level below that which such Bank or the Agent could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Agent to be material, then the Company shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent for any increase in the amount of capital and reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank's or the Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

         5.2 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Loan pursuant to Section 3.1, or a request for a continuation of a Fixed Rate Loan as a Fixed Rate Loan of the then existing type pursuant to
Section 3.4, or conversion of a Loan to a Fixed Rate Loan pursuant to Section 3.4, (a) in the case of any Eurodollar Rate Loan or CD Rate Loan, deposits in Dollars for periods approximately equal to the Interest Period elected by the Company are not available to any Bank in the relevant interbank or secondary market, or (b) the CD Rate or the Eurodollar Rate, as the case may be, for periods approximately equal to the Interest Period elected by the Company will not adequately and fairly reflect the cost to any Bank of making or maintaining the related CD Rate Loan or Eurodollar Rate Loan, as the case may be, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank (i) to make the relevant Fixed Rate Loan or (ii) to continue such Fixed Rate Loan as a Fixed Rate Loan of the then existing type or (iii) to convert a Loan to such a Fixed Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request from each such Bank a Fixed Rate Loan of the affected type pursuant to Section 3.1 or a continuation of or conversion to a Fixed Rate Loan of the affected type pursuant to Section 3.4; provided, however, that nothing in this Section 5.2 shall affect such Bank's obligations under this Agreement to make or continue a Prime Rate Loan. In the event that such circumstances no longer exist, such Bank shall again accept, provided that the other terms and conditions of this Agreement are satisfied, requests for Fixed Rate Loans of the affected type pursuant to Section 3.1, and requests for continuations of and conversions to Fixed Rate Loans of the affected type pursuant to Section 3.4.

         5.3     Illegality and Impossibility.   In the event that any
applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, or any change in such law, treaty, rule, regulation, interpretation or administration shall make it unlawful or impossible for any Bank to maintain any Fixed Rate Loan under this Agreement, the Company shall upon receipt of notice thereof from such Bank, repay in full to such Bank the then outstanding principal amount of each Fixed Rate Loan so affected together with all accrued interest thereon to the date of payment and all amounts due to such Bank under Section 5.4 (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if such Bank may not continue to maintain such Loan to such day.

         5.4     Indemnification.   If the Company makes any payment of
principal with respect to any Fixed Rate Loan on any date other than the last day of an Interest Period applicable thereto (whether pursuant to Section 4.1(d), Section 5.3, Section 7.1(i), Section 8.2 or otherwise), or if the Company fails to borrow any Fixed Rate Loan after notice has been given in accordance with Section 3.1, or fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall reimburse each Bank on demand for any resulting loss or expense incurred by each such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, certified by such Bank as having been prepared in good faith and as being accurate to the best of such Bank's knowledge and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.


         SECTION 6.       Representations and Warranties

         The Company represents and warrants that:

         6.1 Corporate Existence and Power. The Company and each Significant Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the state of their respective incorporation, and are duly qualified to do business and are in good standing in each additional jurisdiction where such qualification is necessary under applicable law. The Company has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes and the S/L/C Applications and to engage in the transactions contemplated by this Agreement.

         6.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement, the Notes and the S/L/C Applications are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property may be bound or affected.

         6.3 Binding Effect. This Agreement is, and the Notes and the S/L/C Applications when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

         6.4 Subsidiaries. Exhibit G hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership percentage with respect to each Subsidiary of the Company which is a corporation and designates whether such Subsidiary is also a Significant Subsidiary. Each Significant Subsidiary and each person becoming a Significant Subsidiary of the Company after the date hereof is and will be a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law. Each Significant Subsidiary of the Company has and will have all requisite corporate or partnership power, as the case may be, to own its properties and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Significant Subsidiary of the Company which is a corporation have been and will be validly issued and are fully paid and nonassessable and, except as otherwise indicated in Exhibit G hereto or disclosed in writing to the Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Significant Subsidiary of the Company free and clear of any Lien.

         6.5 Litigation. Except as disclosed on Exhibit H hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Significant Subsidiaries before or by any court, governmental authority, or arbitrator which if adversely decided might result, either individually or collectively, in any material adverse change in the business, property, operations or conditions, financial or otherwise, of the Company or any of its Significant Subsidiaries and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

         6.6 Financial Condition. The Consolidated balance sheet of the Company and its Subsidiaries and the Consolidated statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 1992, and reported on by Arthur Andersen & Co., independent certified public accountants, and the unaudited interim Consolidated balance sheet and interim Consolidated statements of income and cash flow of the Company and its Subsidiaries, as of or for the seven-month period ended on July 31, 1993, copies of which have been furnished to the Banks, fairly present the Consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the Consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with GAAP (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since December 31, 1992.

         6.7 Use of Advances. The Company will use the proceeds of the Advances for its general purposes. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Advance, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by margin stock.

         6.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor or stockholder of the Company or any of its Subsidiaries or any partner of any Partnership, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, the S/L/C Applications, or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes, the S/L/C Applications.

         6.9 Taxes. The Company and its Significant Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established financial reserves in accordance with GAAP on their respective books and records for payment thereof. CMS files a consolidated federal income tax return which includes all federal income tax filings required of the Company and its Subsidiaries. Exhibit I hereto describes the manner in which CMS computes its and its Subsidiaries' tax liabilities and the manner in which such liabilities are paid.

         6.10 Liens and Title to Properties. The Company and its Subsidiaries have good and marketable title to, and a valid ownership interest in, all of their respective material properties and material assets (provided that, among other properties and assets, all Borrowing Base Assets shall be considered material), free and clear of any Lien except such as are permitted by Sections 4.3(c) and 7.2(f) hereof. The Company and the Partnerships are the owners as of the Effective Date of all Borrowing Base Assets, subject only to such Liens permitted by Sections 4.3(c) and 7.2(f)(i), (ii), (iii), (iv), (v),
(vii), (viii) and (ix), and the Company, its Restricted Subsidiaries and the Partnerships will be the owners of all Borrowing Base Assets, and all Borrowing Base Assets are described in the annual reserve report referred to in Section 7.1(d)(ix) hereof (the "Reserve Report") other than those, if any, acquired after the date of the most recent Reserve Report, subject only to such Liens permitted by Sections 4.3(c) and 7.2(f)(i), (ii), (iii), (iv), (v), (vii),
(viii) and (ix). The most recent Reserve Report accurately reflects in all material aspects the respective gross working interests and net revenue interests of the Company and its Subsidiaries in all Oil and Gas Interests owned, directly or indirectly, by the Company or any of its Subsidiaries as of the date of such Reserve Report, including those derived from investments of the Company and its Subsidiaries in the Partnerships, subject only to such Liens as are permitted by Sections 4.3(c) and 7.2(f) hereof. No Borrowing Base Asset is subject to any Lien permitted by Section 7.2(f)(vi).

         6.11 Partnerships. Each of the Partnerships is a partnership duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly authorized to do business in all states where the conduct of its business or the ownership of the properties makes such authorization necessary. All interests of the Company and any

Subsidiary in each Partnership are the legal, valid, binding and enforceable interests and rights of the Company and such Subsidiary, enforceable in accordance with their respective terms.

         6.12 ERISA. The Company, each of its Significant Subsidiaries and each ERISA Affiliate and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable to any Plan. No Prohibited Transaction, within the meaning of
Section 4975(c) of the Code, (other than a Prohibited Transaction exempt from the prohibitions provided in Section 4975(c) of the Code pursuant to Section 4975(d) of the Code or otherwise) and no Reportable Event have occurred with respect to any such Plan which provides a reasonable basis for the imposition of any liability. The Company, each Significant Subsidiary of the Company and each ERISA Affiliate have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and do not have any liability to the PBGC which remains outstanding, other than for the payment of premiums not yet due, and have not terminated any Plan or taken any other action which provides a reasonable basis for the imposition of any such liability to the PBGC. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, any of its Significant Subsidiaries or any ERISA Affiliate. Neither the Company, any of its Significant Subsidiaries nor any ERISA Affiliate is currently contributing to, or ever has contributed to, any Multiemployer Plan and none of such entities is currently or ever has been obligated to contribute to a Multiemployer Plan.

         6.13 Disclosure. This Agreement and all other documents, certificates, reports or statements or other information furnished to any Bank or the Agent in writing by or on behalf of the Company in connection with the negotiation or administration of this Agreement or any transactions contemplated hereby when read together do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the
statements contained herein and therein not misleading.   There is no fact
known to the Company which materially and adversely affects, or which in the future may (so far as the Company can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company or any Subsidiary (except for any economic conditions which affect generally the industry in which the Company, its Subsidiaries and the Partnerships conduct business), which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Banks by or on behalf of the Company in connection with the transactions contemplated hereby.

         6.14 Environmental and Safety Matters. Except as set forth on Exhibit J hereto, the Company and each Subsidiary and each Partnership are in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary or any Partnership owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real
property or otherwise.   Except as described on Exhibit J hereto, no demand,
claim, notice, suit, suit in equity, action, administrative action, or inquiry or, to the knowledge of the Company, any investigation, whether brought by any governmental authority, private Person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries or any Partnership or with respect to any real property in which the Company or any such Subsidiary or any Partnership holds or has held an interest or with respect to any past or present operation of the Company or any Subsidiary or any Partnership. Except as described on Exhibit J hereto, neither the Company nor any of its Subsidiaries nor any Partnership (a) is, to the Company's knowledge, the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (c) knows of any basis for any such investigation, notice or violation. The aggregate maximum liability that may be incurred by the Company, its Subsidiaries and the Partnerships with respect to the matters disclosed on Exhibit J does not exceed $5,000,000. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries or any Partnership holds any interest or performs any of its operations, in violation of any Environmental Law, which could result in an aggregate liability in excess of $15,000,000.


         SECTION 7.       Covenants

         7.1 Affirmative Covenants. The Company covenants and agrees that, until payment in full of the principal of and accrued interest on the Notes, the expiration of all S/L/Cs and this Agreement, and the payment and performance of all other obligations of the Company under this Agreement, unless the Majority Banks, or all Banks if required by Section 10.1 hereof, shall otherwise consent in writing, it shall, and shall cause each of its Significant Subsidiaries to:

         (a)     Preservation of Corporate Existence, Etc.   Preserve and
maintain its corporate existence, rights and privileges and, except for terminations in the ordinary course of business deemed appropriate by the Company, its licenses, franchises and permits, and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law.

         (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially and adversely affect the financial condition or operations of the Company or any of its Significant Subsidiaries or the legality, validity or enforceability of this Agreement, the Notes or the S/L/C Applications (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessment and governmental charges imposed upon it or upon its property), except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate proceedings and with respect to which financial reserves in accordance with GAAP have been established on the books and records of the Company or such Significant Subsidiary.

         (c) Maintenance of Properties; Insurance. Maintain, or cause to be maintained, in good repair, working order and condition all of the material property used or useful in the business of the Company and its Significant Subsidiaries and from time to time will make or cause to be made all appropriate material repairs and renewals thereto and replacements thereof and maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated.

         (d) Reporting Requirements. Furnish to the Banks, in form and substance satisfactory to the Banks, the following:


                 (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, (B) the commencement of any material litigation against, by or affecting, or any material liability pursuant to any Environmental Law of, the Company or any of its Significant Subsidiaries, and, upon request by any Bank, any material developments therein, or (C) entering into any material contract or undertaking by the Company or any Significant Subsidiary that is not entered into in the ordinary course of business, (D) any development in the business or affairs of the Company or any Significant Subsidiary which has resulted in or which is likely in the reasonable judgment of the Company, to result in a material adverse change in the business, properties, operations or condition, financial or otherwise of the Company or any Significant Subsidiary, or (E) any Reportable Event under, or the institution of steps by the Company or a Significant Subsidiary to withdraw from, or the institution of any steps to terminate, any Plan, a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the Company or such Significant Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

                 (ii) As soon as available and in any event within 30 days after the end of each month, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and, in the case of such statements for the months of March, June, September and December, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared on a basis consistent with that used in previous years and substantially consistent with the previous year-end audited financial statements, together with a certificate of the Company in the form of Exhibit K hereto;

                 (iii) As soon as available and in any event within 105 days after the end of each fiscal year of the Company, a copy of the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flow of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Arthur Andersen & Co., or other independent certified public accountants selected by the Company and acceptable to the Majority Banks, without qualifications unacceptable to the Majority Banks, together with a certificate of such accountants stating that they have reviewed this Agreement and stating further that in making their examination of such financial statements in accordance with generally accepted auditing standards nothing came to their attention that made them believe that any default by the Company in the fulfillment of any of the terms, covenants, provisions or conditions of Section 7, insofar as they pertain to accounting matters has occurred and is continuing, or if their examination has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof;

                 (iv) As soon as possible and in any event within 60 days of the end of each calendar month, a schedule of oil, gas, and other mineral production attributable to the Oil and Gas Interests of the Company and its Subsidiaries;

                 (v) Promptly, all title or other information received after the Effective Date by the Company or any Subsidiary which discloses any material defect in the title to any Borrowing Base Asset;

                 (vi) Promptly, upon the request of any Bank, reserve reports prepared by an independent engineering firm of recognized standing acceptable to such Bank with respect to any Oil and Gas Interest of the Company or any Subsidiary for which there is any significant variance between (A) the information for such Oil and Gas Interest on the reserve reports furnished by the Company pursuant to Sections 7.1(d)(ix) and 7.1(h) and (B) prior reserve reports or other information received by such Bank with respect to such Oil and Gas Interest;

                 (vii) As soon as possible and in any event within 15 days after the date of execution thereof, copies of (A) any amendment of any Major Sales Contract, and (B) any Major Sales Contract entered into after the Effective Date;

                 (viii) Promptly and in any event within 15 days after becoming aware of the occurrence of any material default under or termination of any Major Sales Contract, notice of such event;

                 (ix) As soon as available and in any event within 105 days after the end of each calender year, an annual reserve report with respect to all Hydrocarbon reserves of the Company, its Subsidiaries and the Partnerships, prepared by the Company in accordance with accepted industry practices and including without limitation all Borrowing Base Assets, which annual reserve report will be reviewed and favorably opined upon by an independent engineering firm of recognized standing acceptable to the Majority Banks;

                 (x) Promptly upon their execution, copies of any amendments or modifications of any of the Private Placement Agreements or any agreements, instruments or documents executed or delivered in connection therewith, and the supplemental or other agreements, instruments or documents executed in connection therewith after the Effective Date, provided that it is agreed that the Company will not amend, modify or supplement the Private Placement Agreements without the prior written consent of the Majority Banks;

                 (xi) Promptly, written notice of any Subsidiary which at any time becomes a Significant Subsidiary; and

                 (xii) Promptly, such other information respecting the business, properties or the condition or operations, financial or otherwise, including, without limitation, geological and engineering data of the Company or any of its Subsidiaries or the Partnerships and any title work with respect to any Oil and Gas Interests of the Company or any Subsidiary as any Bank may from time to time reasonably request.

         (e) Access to Records, Books, Etc. At any reasonable time and from time to time, permit any Bank or any agents or representatives thereof, at their own expense (unless pursuant to any action to enforce rights and remedies after an Event of Default), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers and employees. Without limiting the foregoing, the Company agrees that at any reasonable time and from time to time, the Company will permit any Bank or any agents or representatives thereof to inspect, at the office of the Company listed on its signature page hereto, all opinions with respect to title and other material work received by the Company or any Subsidiary with respect to any Borrowing Base Asset.

         (f) Maintenance of Records, Books, Etc. Maintain all records and books of account separate from those of Consumers and any Related Entity.

         (g) Change of Control. Upon the occurrence of a Change of Control, the Company will, at the one-time request of any Bank, repay all Advances of such Bank, provide cash cover for such Bank's Pro Rata Share of all outstanding S/L/Cs and repay such Banks' Pro Rata Share of all other liabilities under this Agreement, including without limitation all accrued interest and fees, after which each such Banks' Commitment shall terminate.
The Banks' right to make such request shall expire 90 days after they are notified that a Change of Control has occurred. A "Change of Control" will occur on the first day on which any Person, or group of related

Persons, (other than any company, all the capital stock of which is owned by CMS or any wholly directly or indirectly owned Subsidiary thereof), acquires
(i) beneficial ownership of a majority interest of the outstanding voting stock of the Company, or (ii) all or substantially all of the assets of the Company.

         (h) Additional Reserve Reports. Upon the request of any Bank when the Borrowing Base is re-evaluated pursuant to Section 9.6(a) hereof and in any event at least once annually, the Agent will determine if reserves constituting at least 75% of the value of the Borrowing Base Assets shall have been evaluated by an independent engineering firm of recognized standing acceptable to the Majority Banks at least once since production commenced from the formation relating to such reserves, and if this condition is not satisfied the Company will within 90 days after written notice from the Agent that such condition is not satisfied, procure such evaluations to satisfy this requirement and deliver them to the Banks.

         (i) Prepayments. Notwithstanding anything herein to the contrary, the Company will not prepay any Private Placement Note at any time when there is a Borrowing Base Deficiency unless (i) such prepayments are made in the order and in accordance with Section 4.1(d), and (ii) in the case of any prepayment of the Private Placement Note pursuant to Section 4.1(d)(ii)(A) or
(D), at the time of such prepayment and after giving effect thereto, no Event of Default shall exist. In the event that the Company is prevented from making any prepayment of the Private Placement Debt in order to cure any Borrowing Base Deficiency due to the existence of an Event of Default, the Company shall, within 45 days after notice shall have been given to the Company by the Agent of the Borrowing Base Deficiency, prepay the Company Debt in such amount as shall be required to cure the Borrowing Base Deficiency. Any such prepayment shall be made pro rata to all holders of the Company Debt in accordance with the then outstanding principal amounts of the Company Debt held by each such holder. Except for the prepayments required by Section 4.1(d) or this Section 7.1(i) pursuant to the curing of any Borrowing Base Deficiency and in the order permitted thereby, the Company will not make any optional prepayment of the Private Placement Notes if an Event of Default then exists or if such prepayment would cause an Event of Default.

         7.2 Negative Covenants. Until payment in full of the principal of and accrued interest on the Notes, the expiration of all S/L/Cs and this Agreement and the payment and performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Majority Banks, or all Banks if required by Section 10.1 hereof, shall otherwise consent in writing it shall not, and shall not permit any Subsidiary to:

         (a) Borrowing Base. Permit or suffer a Borrowing Base Deficiency at any time for a period in excess of 45 days after notice thereof shall have been given to the Company by the Agent.

         (b) Current Ratio. Permit or suffer the ratio of Consolidated Current Assets of the Company and its Subsidiaries to Consolidated Current Liabilities of the Company and its Subsidiaries to be less than 0.75 to 1.0 at any time.

         (c) Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of Consolidated Total Liabilities of the Company and its Subsidiaries to Consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than 0.75 to 1.0 at any time.

         (d) Tangible Net Worth. Permit or suffer Consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than $150,000,000 at any time.

         (e) Debt Service. Permit or suffer, as of the last day of each fiscal quarter of the Company, the ratio of Consolidated Cash Flow of the Company and its Subsidiaries less cash dividends, as calculated for the fiscal quarter then ended plus the three immediately preceding fiscal quarters, to Consolidated Fixed Charges of the Company and its Subsidiaries, as calculated for the fiscal quarter then ended plus the three immediately preceding fiscal quarters, to be less than 2.0 to 1.0.

         (f) Liens. Create, incur or suffer to exist any Lien on any of the property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries other than the following:

                 (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which financial reserves in accordance with GAAP have been established on its books and records;

                 (ii) Liens created in connection with workmen's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                 (iii) Liens, in form and substance satisfactory to the Majority Banks, securing Subordinated Debt only;

                 (iv) Construction Liens, mechanics Liens and Liens pursuant to M.C.L.A. 570.251 or statutes of other jurisdiction similar to M.C.L.A. 570.251 created in the ordinary course of business if (x) payment of the obligation secured thereby is not yet due, (y) such obligation is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, or (z) as to all amounts of the obligations secured by such Liens which are in default, such amount in the aggregate is not material;

                 (v) Operator and non-operator Liens created in the ordinary course of business under operating and similar agreements if
         (x) payment of the obligation secured thereby is not yet due, (y) such obligation is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with

         GAAP, or (z) as to all amounts of the obligations secured by such Liens which are in default, such amount in the aggregate is not material;

                 (vi) Any Lien created to secure payment of a portion of the purchase price of any fixed asset which satisfy each of the following requirements: (A) such Lien attached at the time of the purchase of such fixed asset relating thereto, (B) the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or any Subsidiary for such fixed asset, (C) such Lien does not attach to any other asset at any time owned by the Company or any Subsidiary, and
         (D) if more than one such Lien burdens any such fixed asset at any one time the aggregate outstanding principal amount of the Indebtedness secured by all such Liens shall not at any time exceed the purchase price paid by the Company or any Subsidiary for such fixed asset;

                 (vii) Zoning and use restrictions, easements, right-of-way, reservations or other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                 (viii) Judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible which is not material) by insurance and the insurer has accepted responsibility for payment without reservation;

                 (ix) Liens which are normal and customary in the industry in which the Company and its Subsidiaries conduct business, and which satisfy each of the following requirements: (A) such Liens are incurred in the ordinary course of business of the Company and its Subsidiaries, (B) such Liens were not incurred in connection with the borrowing of money or the obtaining of advances or credit of any kind, and (C) such Liens, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

                 (x) Mortgages, liens and security interests on the Special Project Assets securing the Non-Recourse Debt.

The Company further covenants and agrees that the total of all Indebtedness secured by Liens under (i), (ii), (vi), (viii) and (ix) above shall not exceed 10% of the Consolidated Tangible Net Assets and, additionally, the total of all Indebtedness secured by Liens under (vi) above shall not exceed 5% of the Consolidated Tangible Net Assets.

         (g) Investments. Make investments in, or advances or loans to, any Person or entity other than (i) investments in one or more Restricted Subsidiaries; (ii) investments made for (A) the ordinary course of the Company's or its Restricted Subsidiaries' business relating to oil and gas exploration, development and production or the acquisition of oil and gas reserves or (B) all or a substantial portion of the shares of stock or other ownership interests of any Person primarily involved in oil and gas exploration, development or production; (iii) advances for services or equipment in connection with the exploration and the development for, and production of and sale of, oil and gas; (iv) advances or loans by any Subsidiary to the Company; (v) direct obligations of the United States of America or any agencies thereof maturing within one year from the date acquired; (vi) certificates of deposit maturing within one year from the date acquired issued by a bank or trust company organized under the laws of the United States and having capital, surplus and undivided profits aggregating at least $100,000,000; (vii) commercial paper given at least A1/P1 rating, or equivalent rating by a nationally recognized credit rating agency, and maturing not more than 270 days from the date acquired; (viii) time deposits not exceeding 60 days of Barclays Bank PLC or Bank of Montreal; and (ix) other investments not to exceed, in the aggregate, 10% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries.

         (h)     Disposal of Subsidiaries, Sale of Assets.

                 (i) Sell, lease, transfer or otherwise dispose of a substantial portion of its assets or business to any Person, whether in one or a series of transactions, provided that the Company and its Subsidiaries may
(A) sell any assets which are not Borrowing Base Assets; (B) transfer any assets from the Company or any Subsidiary to a Significant Subsidiary or to the Company; (C) transfer any assets from any Subsidiary which is not a Significant Subsidiary to a Subsidiary which is not a Significant Subsidiary; (D) sell any Subsidiary which is not a Significant Subsidiary; and (E) sell a Significant Subsidiary, provided the Company gives the Banks at least 30 days prior written notice of such sale and if such sale would not create a Borrowing Base Deficiency; provided, however, each of the foregoing (A), (B), (C), (D) and (E) shall be prohibited if an Event of Default exists or it would result in an Event of Default or any event or condition which might become an Event of Default with notice or lapse of time, or both.

                 (ii) Notwithstanding anything in this Section 7.2(h) or anything elsewhere in this Agreement to the contrary, the Company agrees that
(A) any Restricted Subsidiary which is a Domestic Subsidiary and now or hereafter becomes a Significant Subsidiary, or (B) if any Borrowing Base Assets are transferred to or otherwise owned by any Restricted Subsidiary which is a Domestic Subsidiary, the Company shall cause each such Restricted Subsidiary to deliver to all holders of Company Debt an irrevocable, unconditional Guaranty of payment of the Indebtedness of the Company to such holders of Company Debt under the Notes, under the Private Placement Notes and this Agreement. Any payment pursuant to any such Guaranty shall be paid to each holder of Company Debt pro rata in accordance with the unpaid principal amount of Company Debt held by each such holder at the time of such payment. Each such Guaranty shall be in form, substance and amount satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the outstanding Private Placement Notes and the holders of at least 61% in aggregate principal amount of the outstanding Advances (or the Commitments if no

Advances are then outstanding) and delivered together with all officer's certificates, resolutions, charter documents of such Restricted Subsidiary, opinions of counsel for such Restricted Subsidiary and all other documents in connection therewith requested by the holders of at least 66-2/3% in aggregate principal amount of the outstanding Private Placement Notes or the holders of at least 61% in aggregate principal amount of the outstanding Advances (or the Commitments if no Advances are then outstanding), each in form and substance satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the outstanding Private Placement Notes and Advances (or the Commitments if no Advances are then outstanding). Any Guaranty of a Restricted Subsidiary provided under this Section 7.2(h)(ii) shall terminate upon any sale of such Restricted Subsidiary in compliance with Section 7.2(h)(i) hereof.

                 (iii) Notwithstanding anything in the foregoing Section 7.2(h)(i) or anything elsewhere in this Agreement to the contrary, the Company shall give the Banks at least 30 days prior written notice of any sale of any Borrowing Base Assets; except for (a) assets, the sales price of which, when added to the sales price of all other assets subject to this exception and sold within the previous twelve months, does not exceed $1,000,000 and (b) sales in the ordinary course of business. The Borrowing Base will then be redetermined to reflect such sales and on the date that such sale is effective the sum of the Private Placement Notes and the Advances must be less than or equal to the new Borrowing Base.

                 (iv) Restrictions on disposition of assets shall not prevent the Company from transferring, directly or indirectly, any assets to a corporation which then and thereafter owns all of the capital stock of the Company, provided: (A) such corporation is engaged in the business of exploring, developing, producing and selling Hydrocarbons; (B) subsequent to the transfer, such corporation directly owns the assets so transferred; (C) prior to such transfer, such corporation agrees to be bound by the terms and conditions of this Agreement in the same manner and to the same extent the Company is bound, including without limitation being jointly and severally liable with the Company on all indebtedness and liabilities pursuant to this Agreement, and the Company and such corporation shall execute such agreements and instruments, and provide such documents and opinions of counsel in connection therewith as may be reasonably requested by the Agent; and (D) no Event of Default or any event which might become such an Event of Default with notice or lapse of time, or both, then exists or would be caused by the transaction in connection with such transfer of assets other than by reason of such transfer.

         (i) Mergers or Consolidation. Merge or consolidate with any other Person; nor make any substantial change in the nature of its business; nor become, or remain, an obligor with respect to any obligation of any other Person if the obligation of such Person would constitute Indebtedness of such Person, provided that (A) the Company and its Subsidiaries may become or remain an obligor or guarantor (subject to the limitations of Section 7.2(k)(vii) hereof) with respect to Indebtedness of the Company and its Subsidiaries, (B) a Subsidiary may merge or consolidate with the Company, provided that the Company shall be the surviving corporation, and (C) any Subsidiary may merge or consolidate with any other Subsidiary.

         (j) Dividends. Make, pay, declare or authorize any dividend, distribution or other payment in respect of any class of its capital stock or any payment in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock (other than such dividends, distributions or other payments to the extent payable solely in shares of the capital stock of the Company) if any Event of Default, or any event which might become an Event of Default with notice or lapse of time or both, has occurred and is continuing or will exist after giving effect to such dividend, distribution or other payment. For purposes of this Section 7.2(i), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

         (k) Indebtedness. Create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                 (i)      The Advances;

                 (ii) The Indebtedness described on the audited balance sheet for the year ending December 31, 1992 described in Section 6.6, hereof having the same terms as those then existing, but no increase in the amount thereof shall be permitted;

                 (iii) Indebtedness which is secured by one or more liens permitted by Section 7.2(f), and, as to Section 7.2(f)(vi), which is approved in writing by the Majority Banks before it is incurred;

                 (iv) Indebtedness incurred by the Company or any Subsidiary owing to the Company or to any other Subsidiary (provided that loans or other advances creating Indebtedness may not be made by the Company to any Subsidiary which has not executed a Guaranty);

                 (v)      Subordinated Debt;

                 (vi) Non-Recourse Debt, provided that such Non-Recourse Debt must be incurred in connection with the financing, refinancing or other refunding of Special Project Assets;

                 (vii) (A) Obligations, including those under surety or other bonds, of the Company or a Subsidiary incurred in the ordinary course of business which assure performance by third parties of obligations under oil and gas exploration, development or operating agreements or which assure performance of obligations under oil and gas exploration, development or operating agreements undertaken by the Company or any of its Subsidiaries, or (B) Guaranties executed by Restricted Subsidiaries required by Section 7.2(h)(ii) hereof;

                 (viii) The Private Placement Notes, provided both of the following conditions are satisfied: (A) the aggregate principal amount of Indebtedness under or pursuant to the Private Placement Notes does not exceed $45,000,000, as such amount is reduced from time to time, and (B) after giving effect to the Indebtedness that would be incurred under the Private Placement Notes and the transactions contemplated by the Private Placement Agreement, no Event of Default, and no event or condition which might become such an Event of Default with notice or lapse of time, or both, shall exist or shall have occurred and be continuing and the representations and warranties contained in Section 6 hereof shall be true and correct on as of the date the Private Placement Notes are issued as if such representations and warranties were made on and as of such date;

                 (ix) Obligations of the Company or a Subsidiary under any surety or similar bonds not to exceed (A) $2,500,000 in the aggregate for any appeal bond or similar surety securing the appeal of the case entitled Travelers Exploration Company v. NOMECO Oil & Gas Co., U.S. Court of Appeals, Fifth Circuit, Case No. 93-2396, and (B) in addition to the amount allowed under the foregoing clause (A), $2,000,000 in the aggregate obtained to secure financial obligations of the Company or any of its Subsidiaries; and

                 (x) Indebtedness of the Company or any Subsidiaries constituting obligations in respect of any interest rate or currency swap, rate cap or similar transaction.

         (l) Transactions with Affiliates. Enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiaries' business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary that would be obtained in a comparable arms-length transaction with a Person other than an Affiliate.


         SECTION 8.       Default

         8.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Majority Banks pursuant to Section 10.1:

         (a) The Company shall fail to pay when due any principal of or interest on any Note, any amount due under any S/L/C Application (unless paid with proceeds of Revolving Credit Loans under Section 3.1) or any fees or any other amount payable hereunder; or

         (b) Any representation or warranty made by the Company in Section 6 hereof, in any S/L/C Application or any other document or certificate furnished by or on behalf of the

Company in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

         (c) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 7.1(a), (b), (e), (f), (g), (h) or
(i), Section 7.1(d)(i), (v), (vi), (vii), (viii) or (x) or 7.2 hereof; or

         (d) The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any S/L/C Application, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company by any Bank; or

         (e) Failure by the Company or any of its Significant Subsidiaries to pay when due any Indebtedness (not including the Indebtedness hereunder, but specifically including without limitation any Indebtedness pursuant to the Private Placement Notes) which individually or together with any such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $5,000,000; or failure by the Company or any of its Significant Subsidiaries to perform or observe any term, covenant or agreement contained in a document evidencing or relating to any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is to either
(i) to cause or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, a payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company.

         (f) A judgment or order for the payment of money, which together with other such judgments or orders exceeds the aggregate amount of $1,000,000, shall be rendered against the Company or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such judgment or order shall have remained unsatisfied and such proceedings shall have remained unstayed for a period of 20 consecutive days, or (ii) for a period of 30 consecutive days, such judgment or order shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect; or

         (g) The occurrence of a Reportable Event that results in or could result in liability of the Company, any Significant Subsidiary of the Company or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, its Significant Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Significant Subsidiary of the Company or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Significant Subsidiary of the Company or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, its Significant Subsidiaries or their ERISA Affiliates; or any Person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Significant Subsidiary of the Company, any of their ERISA Affiliates, any Plan of the Company, its Significant Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Significant Subsidiary of the Company or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of
Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Significant Subsidiary of the Company or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Significant Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Company, any of its Significant Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Majority Banks; provided, however, that the occurrence of any event described in this paragraph (g), other than an occurrence described in the final clause above relating to becoming an employer with respect to a Multiemployer Plan, shall be deemed to be an "Event of Default" only if it singly or in the aggregate, after taking into account other such events of default which previously occurred, results in, or provides a reasonable basis for the imposition of, a material liability to the Company, any Significant Subsidiary of the Company or any ERISA Affiliate; or

         (h) The Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Significant Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against the Company or such Significant Subsidiary and is being contested by the Company or such Significant Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days; or the Company or such Significant Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

         (i) Any Related Entity shall institute, or there shall be instituted against any Related Entity, any proceeding or case seeking to adjudicate such Related Entity bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against such Related Entity, and is being contested by such Related Entity in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days; or such Related Entity shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

         (j) Any event of default or other default described in any Guaranty shall have occurred and be continuing, or any material provision of any Guaranty shall at any time for any reason cease to be valid, binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any Person, or any obligor shall deny that it has any or further liability or obligation thereunder, or any Guaranty shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any manner cease to give or provide to the Banks and the Agent the benefits purported to be created thereby; or

         (k) If the payment of the Company's and its Subsidiaries' taxes fail to continue to be done on a basis consistent with that described on
Exhibit I hereto, if such failure would have a material adverse effect on the financial condition of the Company or any of its Significant Subsidiaries.


         8.2     Remedies.

         (a) Upon the occurrence and during the continuance of any Event of Default, the Agent shall, upon being directed to do so by the Majority Banks or, in the case of any Event of Default arising under Section 8.1(a) upon being directed to do so by Banks holding not less than 51% of the principal amount of the Advances then outstanding (or 51% of the Commitments if no Advances are then outstanding), by notice to the Company terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other amounts due under this Agreement, and cash cover with respect to any outstanding S/L/C, to be immediately due and payable, or all of the above, whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, or both, as the case may be, provided that in the case of any event or condition described in Section 8.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in each case without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

         (b) Upon the occurrence and during the continuance of such Event of Default, the Agent shall, upon being directed to do so by the Majority Banks or, in the case of any Event of Default arising under Section 8.1(a) upon being directed to do so by Banks holding not less than 51% of the principal amount of the Advances then outstanding (or 51% of the Commitments if no Advances are then outstanding), in addition to the remedies provided in Section 8.2(a), enforce its rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any then outstanding Note or any S/L/C Application or in aid of the exercise of any power granted in this Agreement, any then outstanding Note or any S/L/C Application, and may enforce the payment of any then outstanding Notes and any of the other rights of the Agent and the Banks available at law or in equity.

         (c) Upon the occurrence and during the continuance of any Event of Default hereunder, each Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, any of the Notes or the S/L/C Applications, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not any Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Banks under this Section 8.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.


         SECTION 9.       The Agent and the Banks

         9.1 Appointment of Agent. NBD Bank, N.A. is hereby appointed Agent for the Banks and accepts such appointment and agrees to act as such upon the conditions herein set forth. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank.

         9.2 Scope of Agency. Neither the Agent nor any of its directors, officers or agents shall be liable to the Banks for any action taken or omitted by any of them hereunder or under the Notes or the S/L/C's, except for its, his or her own gross negligence or willful misconduct and except as provided in
Section 9.3 hereof; or be responsible to the Banks for any recitals, warranties or representations herein or in the Notes or the S/L/C Applications or for the execution or validity of this Agreement, the Notes or the S/L/C Applications; or be required to make any inquiry concerning the performance by the Company of any of its obligations under this Agreement, the Notes or the S/L/C Applications. In the absence of gross negligence or willful misconduct, the Agent shall be entitled to rely, without liability therefor, upon any certificate or other document or other communication believed by it to be genuine and correct and to have been signed or sent by the proper officer or Person and upon the advice of legal counsel (which may be legal counsel for the Company), independent public accountants and other experts concerning all matters pertaining to the agency. To the extent that the Company shall fail to pay or to reimburse the Agent for the payment of the same, each Bank shall reimburse the Agent in accordance with such Bank's Pro Rata Share, and any such amount so paid shall be immediately due and payable to the Banks by the Company. The Banks shall indemnify the Agent ratably in accordance with their Pro Rata Share of the Commitments for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Agent's gross negligence or willful misconduct.

         9.3 Duties of Agent. In carrying out the agency, the Agent shall have only the duties and responsibilities expressly set forth in this Agreement and in performing such duties and responsibilities the Agent shall exercise the same degree of care as it would if the Loans were entirely for its own account, but the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default, or any event or condition which with notice or lapse of time, or both, could become such an Event of Default and need not take or continue any action with respect thereto or toward the enforcement of this Agreement, the Notes or the S/L/C Applications, nor prosecute or defend any suit with respect to this Agreement, the Notes or the S/L/C Applications, unless directed to do so by the Banks and unless indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action. The Agent may employ agents and attorneys and shall not be answerable for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. The Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent hereunder.
Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries in connection with its decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.

         9.4 Resignation of Agent. The Agent may resign as such at any time upon thirty days' prior written notice to the Company and the Banks. In the event of any such resignation, the Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor which shall be an incorporated bank or trust company. If a successor is not so appointed or does not accept such appointment at least five days before the Agent's resignation becomes effective, the Agent may appoint a temporary successor to act until such appointment by the Banks is made and accepted. Any successor to the Agent shall be reasonably acceptable to the Company, have adequate expertise in oil and gas lending and execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the Agent ceasing to act shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations.

         9.5 Pro Rata Sharing by Banks. Each Bank agrees with every other Bank that, in the event that it shall receive and retain any payment on account of the Company's obligations under this Agreement, the Notes or the S/L/C Applications in a greater proportion than that received by any other Bank, whether such payment be voluntary, involuntary or by operation of law, by application of set-off of any indebtedness or otherwise, then such Bank shall promptly purchase from the other Banks, without recourse, for cash and at face value, ratably in accordance with its Pro Rata Share, in such an amount that each Bank shall have received payment in respect of such obligations in accordance with its Pro Rata Share; provided, that if any such purchase be made by any Bank and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Bank, appropriate adjustment in the related purchase from the other Banks shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered. It is further agreed that, to the extent there is then owing by the Company to any Bank indebtedness other than that evidenced by this Agreement, the Notes and the S/L/C Applications to which such Bank may apply any involuntary payments of indebtedness by the Company, including those resulting from exercise of rights of set-off or similar rights, such Bank shall apply all such involuntary payments first to obligations of the Company to the Banks hereunder and under the Notes and the S/L/C Applications and then to such other indebtedness owed to it by the Company. In addition, it is further agreed that any and all proceeds resulting from a sale or other disposition of any collateral which may be hereafter granted for the benefit of the Banks to secure the obligations of the Company hereunder, shall be applied first to obligations of the Company to the Banks hereunder and under the Notes and the S/L/C Applications, and then ratably to any other indebtedness owed by the Company to the Banks which is secured by such collateral.

         9.6 Determination of Borrowing Base, Etc. (a) Any determination of the Borrowing Base shall be made by the Agent, and then shall be submitted to the Banks. If any Bank(s) holding not less than 20% of the aggregate principal amount of the Advances then outstanding, or 20% of the Commitments if no Advances are outstanding (the "20% Banks") determines that such determination made by the Agent is understated or overstated by more than 5% based on the determination of the Borrowing Base by each Bank, in accordance with its customary and standard practices in lending to oil and gas companies, such 20% Banks may object to such determination by the Agent provided such objection is made within fifteen Business Days of such 20% Banks receiving such determination. If the Agent and the 20% Banks cannot mutually agree upon a determination of the Borrowing Base within three days of such objection, then the Borrowing Base shall be immediately redetermined and equal to the weighted average of the determinations of the Borrowing Base of each Bank, weighted in accordance with their Pro Rata Share. Such determination of the Borrowing Base and related determinations shall then become effective, subject to any subsequent reduction that may occur pursuant to Section 9.6(b) hereof. The Borrowing Base may be re-evaluated from time to time as determined by the Banks, and will be re- evaluated upon the request of the Company (provided that the Company cannot request any re-evaluation of the Borrowing Base more than two times in any twelve month period), but will be re-evaluated upon receipt of any document referred to in Section 7.1(d)(vi) hereof or the occurrence of any event referred to in Section 7.2(h)(iii) or 7.1(d)(viii) hereof and, in addition, at least twice annually as follows: promptly upon receipt of the annual reserve report referred to in
Section 7.1(d)(ix) hereof and each six months thereafter. Except for the scheduled re-evaluations of the Borrowing Base upon receipt of the annual reserve report and each six months thereafter, each Bank requesting a re-evaluation of the Borrowing Base agrees to give notice to the Company of such request. The Company acknowledges that the Borrowing Base may also be re-evaluated upon the request of the holders of at least 66-2/3% in aggregate principal amount of the outstanding Private Placement Notes one time in any twelve month period and as reasonably requested by the holders of at least 30% in aggregate principal amount of the outstanding Private Placement Notes after an Event of Default under the Private Placement Agreement, under the conditions described in the letter agreement of approximately even date herewith among the Agent, the Banks and a Private Placement Noteholders, and the Company agrees that the expenses of any such re-evaluation at the request of such holders shall be borne by the Company.

         (b)     Upon any determination by the Agent and the Banks pursuant to
Section 9.6(a) hereof, the Company shall submit such determination to the Private Placement Noteholders, and unless the Majority Private Placement Noteholders determine that the Borrowing Base determination determined by the Agent and the Banks as described in Section 9.6(a) is overstated by more than 5% and notify the Agent and the Banks in writing of such objection within ten business days of the submission of such Borrowing Base determination to the Private Placement Noteholders, the determination of the Borrowing Base by the Agent and the Banks described above shall be final. If the Majority Private Placement Noteholders do so timely object, such objection must be accompanied by appropriate calculations and engineering support for such objection and the Banks and the Private Placement Noteholders thereafter shall negotiate in good faith toward the determination of a new Borrowing Base and the Agent shall resubmit additional determinations of the Borrowing Base until the Majority Lenders approve a Borrowing Base. Until such agreement has been reached among the Majority Lenders, the determination of the Borrowing Base pursuant to
Section 9.6(a) shall remain in effect. Under no circumstances may the Private Placement Noteholders effect an increase in the Borrowing Base determined under
Section 9.6(a).


         SECTION 10.      Miscellaneous

         10.1 Amendments; Etc. This Agreement and any term or provision hereof may be amended, waived or terminated by an instrument in writing executed by the Company and the Majority Banks, provided, that, notwithstanding anything in this Agreement to the contrary, except by an instrument in writing executed by the Company and all of the Banks, no such amendment, waiver or termination shall:

         (a) Authorize or permit the extension of the time or times of payment of the principal of, or interest on, the Notes or the obligations under the S/L/C Applications or any of them, or the reduction in principal amount thereof or the rate of interest thereon, or any fees payable hereunder, or increase the Commitment of any Bank without such Bank's consent or increase the aggregate Commitments of all Banks to an amount greater than $135,000,000, or increase the aggregate Commitments beyond $110,000,000 without making modifications, if any, to this Agreement necessary to insure that NBD Bank, N.A., Bank of Montreal and Banque Paribas each qualify as a 20% Bank under Section 9.6, or amend this Section 10.1 or the definition of Majority Banks; or

         (b) Any such amendment, waiver or termination shall be effective only in the specific instance and for the specific purpose for which given.

         10.2 Notices. (a) Except as otherwise provided in Section 10.2(c) hereof, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to the Company, the Banks and the Agent at the respective addresses for notices set forth on the signature pages hereof, or to such other address as may be designated by the Company, the Agent or any Bank by notice to the other parties hereto. All notices shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by the Agent or any Bank to the Company by certified or registered mail, postage prepaid, to such address, on the fifth day after the date of mailing.

         (b) Notices by the Company to the Agent with respect to requests for Advances pursuant to Section 3.1 and notices of prepayment pursuant to
Section 4.1(c) shall be irrevocable and binding on the Company.

         (c)     Any notice to be given by the Company to the Agent pursuant to
Section 4.1(c) or Section 3.1 and any notice to be given by the Agent or any Bank hereunder, may be given by telephone, by telex or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 10.2(a). Any such notice given by telephone, telex or facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

         10.3 Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or the Banks' rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Banks under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by them.

         10.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on any Bank's behalf, and those covenants and agreements of the Company set forth in Section 10.5 hereof shall survive the repayment in full of the Loans and other obligations of the Company hereunder and under S/L/C Applications and the termination of the Commitment.

         10.5 Expenses; Indemnification. (a) The Company agrees to pay and save the Agent and the Banks harmless from liability for the payment of the reasonable fees and expenses of Messrs. Dickinson, Wright, Moon, Van Dusen & Freeman or any other counsel the Agent shall employ, in connection with the preparation, execution and delivery of this Agreement, the Notes and the S/L/C Applications and the consummation of the transactions contemplated hereby (including, without limitation, such fees and expenses in connection with any action or proceeding relating to any court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under any S/L/C), and in connection with any amendments, waivers or consents in connection therewith, and all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with any Event of Default or the enforcement of this Agreement, the Notes or the S/L/C Applications.

         (b) In consideration of the execution and delivery of this Agreement by each Bank and the extension of the Commitments, the Company hereby indemnifies, exonerates and holds the Agent, each Bank and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

         (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

         (ii) the entering into and performance of this Agreement and any other agreement or instrument executed in connection herewith by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Majority Banks not to fund any Advance);

         (iii) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Company or any of its Subsidiaries of any portion of the stock or assets of any Person, whether or not the Agent or such Bank is party thereto;

         (iv) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to any release by the Company or any of its Subsidiaries of any hazardous material or any violations of Environmental Laws; or

         (v) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Company or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Company or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the activities of the Indemnified Party on the property of the Company conducted subsequent to a foreclosure on such property by the Banks or by reason of the relevant Indemnified Party's gross negligence or wilful misconduct or breach of this Agreement, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company shall be obligated to indemnify the Indemnified Parties for all Indemnified Liabilities subject to and pursuant to the foregoing provisions, regardless of whether the Company or any of its Subsidiaries had knowledge of the facts and circumstances giving rise to such Indemnified Liability.

         10.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Majority Banks, assign its rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Advance hereunder to any entity other than the Company.

         (b) Any Bank may sell a participation interest to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Advances and such Bank's rights and benefits under this Agreement and the Notes and to the extent of that participation, such participant or participants shall have the same rights and benefits against the Company under Section 8.2(c) as it or they would have had if participation of such participant or participants were the Bank making the Advances to the Company hereunder, provided, however, that
(i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Note for all purposes of this Agreement, (iv) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder. The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes, or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

         (c) Each Bank may, with the prior consent of the Company and the Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank shall in no event be less than $5,000,000, and
(iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit L hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

         (d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance under the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

         (e) The Agent shall maintain at its address designated on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit L hereto.

         (g) The Company shall not be liable for any costs or expenses of any Bank in effectuating any participation or assignment under this Section 10.6.

         (h) The Banks may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company, provided that prior to any such disclosure, each assignee or participant or proposed assignee or participant shall agree by executing a confidentiality letter in favor of the Company in form and substance equivalent to the confidentiality agreement described in
Section 10.12 hereof.

         (i) Additional lenders may also become Banks hereunder, with the prior written consent of the Company and the Agent, by executing an Assumption Agreement substantially in the form of Exhibit M hereto, provided that without the prior written consent of the Majority Banks, the aggregate Commitments of all Banks may not exceed $110,000,000. Any Bank, subject to the prior written approval of the Majority Banks, the Agent and the Company and subject to being paid in full or all outstanding liabilities owing to such Bank, may be terminated as a Bank hereunder and upon such termination the Company shall have the option to select a bank to replace such terminating bank and to assume the rights and obligations of such terminated Bank hereunder, provided that such replacement bank is acceptable to the Agent and executes an Assumption Agreement substantially in the form of Exhibit M hereto. Upon any Bank being added hereto or terminated, a new schedule will be distributed by the Agent to all Banks and the Company showing Commitment amount and the Pro Rata Share of each Bank.

         10.7 Governing Law. This Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

         10.8 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

         10.9 Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         10.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, the Notes or any S/L/C Application shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any S/L/C Application in any other jurisdiction.

         10.11 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or any S/L/C Application, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or any S/L/C Application at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding and other obligations of the Company hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal has been paid in full. Anything herein to the contrary notwithstanding, the obligations of the Company under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Banks would be contrary to provisions of law applicable to the Banks which limits the maximum rate of interest which may be charged or collected by the Banks.

         10.12 Confidentiality. The Banks and the Agent shall hold all confidential information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Note or participation therein, provided that any Bank shall give notice to the Company of such disclosure to any such transferee or participant, or as required by any governmental agency or representative thereof or pursuant to legal process. Without limiting the foregoing, it is expressly understood that such confidential information shall not include information which, at the time of disclosure is in the public domain or, which after disclosure, becomes part of the public domain or information which any Bank or the Agent had obtained prior to the time of disclosure and identification by the Company under this Section, or information received by any Bank or the Agent from a third party. Nothing in this Section or otherwise shall prohibit any Bank or the Agent from disclosing any confidential information to the other Banks or the Agent or render any of them liable in connection with any such disclosure.

         10.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         10.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or any event or condition which with notice or lapse of time, or both, could become such an Event of Default if such action is taken or such condition exists.

         10.15 Jury Trial Waiver. The Agent, the Banks and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither the Agent, the Banks nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Agent and the Banks or the Company except by a written instrument executed by all of them.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of this 1st day of November, 1993, which shall be the Effective Date of this Agreement, notwithstanding the day and year first above written.


Address for Notices:


One Jackson Square                                 NOMECO OIL & GAS COMPANY
P.O. Box 1150
Jackson, Michigan  49204
Attention: Paul E. Geiger                          By: /s/ Paul E. Geiger
Telephone No: (517) 787-9011                           -----------------------------------------
Facsimile No: (517) 787-6360
                                                       Its: Vice President, Secretary
                                                            ------------------------------------
                                                                            and Treasurer
                                                                            --------------------


611 Woodward Avenue                                NBD BANK, N.A., individually
Energy Division                                    as a Bank and as Agent
Detroit, Michigan  48226
Attention: Energy Division                         By: /s/ James L. Caldwell, IV
Telephone No: (313) 225-2818                           -----------------------------------------
Facsimile No: (313) 225-2649
Commitment:  $48,000,000                               Its: First Vice President
Pro Rata Share: 60%                                         ------------------------------------



115 S. LaSalle Street                              BANK OF MONTREAL
11th Floor West
Chicago, Illinois  60603
Attention: Michael Linton                          By: /s/ J. Michael Linton
Telephone No: (312) 750-4370                           --------------------------------------
Facsimile No: (312) 750-4314
Commitment:  $32,000,000                               Its: Director
Pro Rata Share: 40%                                         ---------------------------------

